EXECUTION COPY

Exhibit (4.8)

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT

Dated as of March 27, 2009

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT (this “Amendment”) among Eastman Kodak Company, a New Jersey corporation (the “Company”), Kodak Graphic Communications Canada Company, an unlimited company organized under the laws of the province of Nova Scotia and, together with the Company, the “Borrowers” and each, a “Borrower”), Kodak Canada Inc., as borrower under the Restated Credit Agreement (defined below), the Extending Lenders (defined below) and CITICORP USA, INC. (“CUSA”), as agent (the “Agent”).

PRELIMINARY STATEMENTS:

(1)           The Borrowers, the Lenders and the Agent have entered into a credit agreement, dated as of October 18, 2005 (the “Existing Credit Agreement”).  Capitalized terms not otherwise defined in this Amendment have the meanings specified in the Restated Credit Agreement (as defined below).

                                (2)           The Borrowers have requested, and the Required Lenders have agreed, that the Existing Credit Agreement be amended, upon the terms and subject to the conditions set forth herein.

(3)           The Borrowers have requested, and the Required Lenders and each of the Extending Lenders have approved the amendment and restatement of the Existing Credit Agreement, and each of the Extending Lenders has approved as to itself the Extension Termination Date and its Revolving Credit Commitment with respect to the Revolving Credit Facility-B,  all as set forth in the Amended and Restated Credit Agreement in the form set forth as Exhibit A to this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.  Amendment to Credit Agreement.  Effective as of the date of satisfaction of the conditions precedent set forth in Section 3 below, Section 2.05(a) of the Existing Credit Agreement is hereby amended (i) to delete the word “ratably”  from the phrase “reduce ratably in part” and (ii) to delete clause (ii) of the proviso in its entirety.

SECTION 2.  Amendments and Restatement of Credit Agreement.  Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 4 hereto, the Existing Credit Agreement is hereby amended and restated in full to read as set forth in Exhibit A hereto (the “Restated Credit Agreement”).

SECTION 3.  Section 1 Conditions of Effectiveness.  The amendments set forth in Section 1 hereto shall become effective on and as of the date first above written (the “Section 1 Amendment Effective Date”) when, and only when, the Agent shall have received counterparts of this Amendment executed by each Loan Party and the Required Lenders.  Each Lender that consents to extend the termination of any of its Revolving Credit Commitment to the Extension Termination Date shall indicate on its signature page the amount of its Revolving Credit Commitment so extended.

SECTION 4.  Section 2 Conditions of Effectiveness.  The Restated Credit Agreement shall become effective on and as of the date first above written (the “Restatement Effective Date”) when, and only when, the following conditions precedent have been satisfied:

(a)           The Section 1 Amendment Effective Date shall have occurred.

(b)           There shall have occurred no Material Adverse Change since December 31, 2008, except as disclosed in filings made with the Securities and Exchange Commission, press releases, or otherwise disclosed to the Lenders prior to March 20, 2009.

(c)           There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of the Restated Credit Agreement or any Note or the consummation of the transactions contemplated thereby.

(d)           All governmental and third party consents and approvals necessary in connection with the transactions contemplated by the Restated Credit Agreement shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect other than any governmental filings required to be made or approvals obtained in order for any Loan Party to execute, deliver and perform a Collateral Document with respect to the equity of any non-US Subsidiary, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated thereby.

(e)           The Company shall have notified the Agent in writing as to the proposed Restatement Effective Date.

(f)           The Company shall have paid all fees of the Agent, the Arrangers and the Extending Lenders accrued and payable on or prior to the Restatement Effective Date, and all such expenses of the Agent and the Arrangers, including the accrued fees and expenses of counsel to the Agent and the Arrangers.

(g)           On the Restatement Effective Date, the following statements shall be true and the Agent shall have received for the account of each Extending Lender a certificate signed by a duly authorized officer of the Company, dated the Restatement Effective Date, stating that:

(i)           The representations and warranties contained in Article IV of the Restated Credit Agreement are correct on and as of the Restatement Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were correct on and as of such earlier date.

(ii)           No event has occurred and is continuing that constitutes a Default.

(h)           The Agent shall have received on or before the Restatement Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Extending Lender:

(i)           The Notes to the order of the Extending Lenders to the extent requested by any Extending Lender pursuant to Section 2.16 of the Restated Credit Agreement.

(ii)           An amended and restated security agreement in substantially the form of Exhibit B hereto (the “Security Agreement”), duly executed by the Company and each Person that is a US Subsidiary Guarantor on the Restatement Effective Date, together with, to the extent such items were not delivered in connection with the effectiveness of the Existing Credit Agreement:

(A)           certificates, if any, representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank, provided, however, that the receipt of any Initial Pledged Equity for any non-US Subsidiary for which all required filings with applicable governmental entities have not yet been made or approval of such governmental entities have not yet been received shall not be a condition to the Restatement Effective Date,

(B)           acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the Restatement Effective Date under the Uniform Commercial Code of all jurisdictions that the Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement (other than in respect of the Specified Collateral), covering the Collateral described in the Security Agreement,

(C)           completed requests for information, dated on or before the Restatement Effective Date showing all financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)           the Intellectual Property Security Agreements covering the registered copyrights listed on Schedule IV to the Security Agreement, duly executed by the Company and each Person that is a US Subsidiary Guarantor on the Restatement Effective Date,

(E)           evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created thereunder in accordance with the terms of the Security Agreement,

(F)           evidence of the insurance required by the terms of the Security Agreement, and

(G)           evidence that all other action that the Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement (other than in respect of the Specified Collateral) has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii)           An amended and restated security agreement in substantially the form of Exhibit C hereto (the “Canadian Security Agreement”), duly executed by Kodak Canada, Inc. (“Kodak Canada”) and each Canadian Subsidiary Guarantor listed on Schedule 2(h)(iii) hereto, together with, to the extent such items were not delivered in connection with the effectiveness of the Existing Credit Agreement:

(A)           certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, endorsed in blank and instruments evidencing the Initial Pledged Debt owed to Kodak Canada and each Canadian Subsidiary Guarantor referred to therein, assigned in blank, and

(B)           evidence that all other action that the Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Canadian Security Agreement (other than in respect of the Specified Collateral) has been taken (including, without limitation, receipt of duly executed payoff letters, termination of effective financing statements and landlords’ and bailees’ waiver and consent agreements).

(iv)           Certified copies of the resolutions of the Board of Directors, or Executive or Finance Committee of the Board of Directors, of each Loan Party approving each Loan Document entered into in connection with the Restated Credit Agreement to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document entered into in connection with the Restated Credit Agreement to which it is a party.

(v)           A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document entered into in connection with the Restated Credit Agreement to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vi)           A favorable opinion of the general counsel of the Loan Parties, substantially in the form of Exhibit D hereto.

(vii)           A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(viii)           Favorable opinions of local counsel for the Loan Parties in form and substance reasonably satisfactory to the Agent.

SECTION 5.  Amendment Fee.  As consideration for the agreements of the Lenders (including CUSA in its capacity as a Lender) under this Amendment and the Restated Credit Agreement, the Company hereby agrees to pay to the Agent, for the ratable benefit of each Lender which has delivered a signature page to this Amendment (each, an “Extending Lender”), duly executed by such Extending Lender, to the Agent or its counsel on or prior to 12:00 noon (New York City time), on March 25, 2009, an amendment fee (the “Amendment Fee”) in the amount previously disclosed.  The Amendment Fee shall be due and payable in full on the Restatement Effective Date.

SECTION 6.  Reference to and Effect on the Loan Documents.  (a)  On and after the Section 1 Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Existing Credit Agreement as amended by Section 1 of this Amendment.  On and after the Restatement Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Restated Credit Agreement.

(b)           The Existing Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, or constitute a waiver of any provision of any of the Loan Documents.

SECTION 7.  Costs and Expenses.  The Company agrees to pay on demand all costs and expenses of each Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment, the Restated Credit Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 9.04 of the Existing Credit Agreement.

SECTION 8.  Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 9.  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                                                                                                EASTMAN KODAK COMPANY
By /s/ William G. Love

Name: William G. Love

Title: Treasurer

KODAK GRAPHIC COMMUNICATIONS CANADA COMPANY, as party to the Existing Credit Agreement

By /s/ William G. Love

Name: William G. Love

Title: Treasurer

KODAK CANADA INC., as party to the Restated Credit Agreement

By /s/ William G. Love

Name: William G. Love

Title: Assistant Treasurer

CITICORP USA, INC.,
as Agent

By /s/ Shane V. Azzara

Name: Shane V. Azzara

Title: Director

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The undersigned US Subsidiary Guarantors and Canadian Subsidiary Guarantors, if any, have caused this Amendment to be executed by their respective officers thereunto duly authorized, to evidence their agreement to their obligations under Article VII of the Restated Credit Agreement, as of the date first above written.

CREO MANUFACTURING AMERICA LLC

KODAK AVIATION LEASING LLC

By /s/ William G. Love

Name: William G. Love

Title: Manager

EASTMAN GELATINE CORPORATION

EASTMAN KODAK INTERNATIONAL CAPITAL COMPANY, INC.

FAR EAST DEVELOPMENT LTD.

FPC INC.

KODAK (NEAR EAST), INC.

KODAK AMERICAS, LTD.

KODAK IMAGING NETWORK, INC.

KODAK PORTUGUESA LIMITED

KODAK REALTY, INC.

LASER EDIT, INC.

LASER-PACIFIC MEDIA CORPORATION

PACIFIC VIDEO, INC.

PAKON, INC.

QUALEX INC.

By /s/ William G. Love

Name: William G. Love

Title: Treasurer

KODAK PHILIPPINES LTD.

NPEC INC.

By /s/ William G. Love

Name: William G. Love

Title: Assistant Treasurer

7

Exhibit A

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 31, 2009

Among

EASTMAN KODAK COMPANY
and
KODAK CANADA INC.

as Borrowers

and

THE LENDERS NAMED HEREIN

as Lenders

and

CITICORP USA, INC.

as Agent

and

BANK OF AMERICA, N.A.

as Syndication Agent

and

CITIGROUP GLOBAL MARKETS INC.

as Co-Lead Arranger and Co-Bookrunner

and
BANC OF AMERICA SECURITIES LLC

as Co-Lead Arranger and Co-Bookrunner

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.	Certain Defined Terms 5

SECTION 1.02.	Computation of Time Periods 27

SECTION 1.03.	Accounting Terms 28

SECTION 1.04.	Reserves 28

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01.	The Advances and Letters of Credit 28

SECTION 2.02.	Making the Advances 28

SECTION 2.03.	Issuance of and Drawings and Reimbursement Under Letters of Credit 29

SECTION 2.04.	Fees 31

SECTION 2.05.	Termination or Reduction of the Commitments 31

SECTION 2.06.	Repayment of Advances 32

SECTION 2.07.	Interest on Advances 32

SECTION 2.08.	Interest Rate Determination 33

SECTION 2.09.	Optional Conversion of Advances 34

SECTION 2.10.	Prepayments of Advances 34

SECTION 2.11.	Increased Costs 35

SECTION 2.12.	Illegality 36

SECTION 2.13.	Payments and Computations 36

SECTION 2.14.	Taxes 37

SECTION 2.15.	Sharing of Payments, Etc. 39

SECTION 2.16.	Evidence of Debt 39

SECTION 2.17.	Use of Proceeds 40

SECTION 2.18.	Cash Management 40

SECTION 2.19.	Defaulting Lenders 41

SECTION 2.20.	Replacement of Certain Lenders 43

SECTION 2.21.	Increase in the Aggregate Commitments 44

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.	Conditions Precedent to Effectiveness of Section 2.01 under the Existing Credit Agreement 45

SECTION 3.02.	Conditions Precedent to Each Borrowing and Issuance 48

SECTION 3.03.	Additional Conditions to Issuances 48

SECTION 3.04.	Determinations Under Enabling Amendment 49

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Company 49

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01.	Affirmative Covenants 51

SECTION 5.02.	Negative Covenants 57

SECTION 5.03.	Financial Covenant 62

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.	Events of Default 62

SECTION 6.02.	Actions in Respect of the Letters of Credit upon Default 64

ARTICLE VII

GUARANTY

SECTION 7.01.	Guaranty; Limitation of Liability 65

SECTION 7.02.	Guaranty Absolute 66

SECTION 7.03.	Waivers and Acknowledgments 67

SECTION 7.04.	Subrogation 67

SECTION 7.05.	Guaranty Supplements 68

SECTION 7.06.	Subordination 68

SECTION 7.07.	Continuing Guaranty; Assignments 69

ARTICLE VIII

THE AGENT

SECTION 8.01.	Authorization and Action 69

SECTION 8.02.	Agent Individually 69

SECTION 8.03.	Duties of Agent; Exculpatory Provisions 70

SECTION 8.04.	Reliance by Agent 71

SECTION 8.05.	Indemnification 71

SECTION 8.06.	Delegation of Duties 71

SECTION 8.07.	Resignation of Agent 72

SECTION 8.08.	Non-Reliance on Agent and Other Lenders 72

SECTION 8.09.	No Other Duties, etc. 73

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.	Amendments, Waivers 73

SECTION 9.02.	Notices, Etc. 74

SECTION 9.03.	No Waiver; Remedies 74

SECTION 9.04.	Costs and Expenses 74

SECTION 9.05.	Right of Set-off 76

SECTION 9.06.	Binding Effect 76

SECTION 9.07.	Assignments and Participations 76

SECTION 9.08.	Confidentiality 78

SECTION 9.09.	Governing Law 79

SECTION 9.10.	Execution in Counterparts 79

SECTION 9.11.	Jurisdiction 79

SECTION 9.12.	No Liability of the Issuing Banks 79

SECTION 9.13.	PATRIOT Act Notice 79

SECTION 9.14.	Release of Collateral; Termination of Loan Documents 80

SECTION 9.15.	Judgment 80

SECTION 9.16.	Borrowing Base Amendments 80

SECTION 9.17.	No Fiduciary Duty 80

SECTION 9.18.	Waiver of Jury Trial 81

Schedules

Schedule I                    -           Commitments and Applicable Lending Offices

Schedule II                   -           Subsidiary Guarantors and Material Subsidiaries

Schedule III                  -           Accounts

Schedule 1.01(a)           -           Eligible Real Property

Schedule 1.01(b)           -           Non-Revolving Obligations

Schedule 2.01(b)           -           Existing Letters of Credit

Schedule 5.02(a)            -           Existing Liens

Schedule 5.02(d)            -           Existing Debt

Schedule 5.02(i)             -           Investments

Exhibits

Exhibit A                         -           Form of Note

Exhibit B                          -           Form of Notice of Borrowing

Exhibit C                           -           Form of Assignment and Acceptance

Exhibit D                           -           Form of Guaranty Supplement

Exhibit E                            -           Form of Borrowing Base Certificate

Exhibit F                            -           Form of Mortgage

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 31, 2009

EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), KODAK CANADA INC., corporation incorporated under the laws of the province of Ontario, Canada (“Kodak Canada” and, together with the Company, the “Borrowers” and each, a “Borrower”), the banks, financial institutions and other institutional lenders (the “Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on Schedule I hereto, CITIGROUP GLOBAL MARKETS INC. and BANC OF AMERICA SECURITIES LLC, as co-lead arrangers and co-bookrunners, (the “Arrangers”), BANK OF AMERICA, N.A., as syndication agent and CITICORP USA, INC. (“CUSA”), as agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Debtor” means a Person obligated on an Account.

“Account” has the meaning specified in the UCC.

“ACH” means automated clearinghouse transfers.

“Activities” has the meaning specified in Section 8.02(b).

“Adjustment Date” has the meaning specified in the definition of “Applicable Margin”.

“Advance” means an advance by a Lender to the Company as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

“Affected Lender” has the meaning specified in Section 2.20.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent’s Account” means the account of the Agent maintained by the Agent at Citibank at its office at Two Penns Way, New Castle, Delaware, Account No. 36852248, Attention:  Bank Loan Syndications.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Agent Sweep Account” has the meaning specified in Section 2.18(b).

“Amendment Effective Date” means the date upon which the conditions precedent set forth in Section 4 of the Enabling Amendment are satisfied or waived.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means:

(i) with respect to the Revolving Credit Facility-B, 4.00% per annum, in the case of Eurodollar Rate Advances, and 3.00% per annum, in the case of Base Rate Advances; provided that on and after the first Adjustment Date occurring six months after the Amendment Effective Date, the Applicable Margin will be the rate per annum as determined pursuant to the pricing grid below based upon the average daily Excess Availability for the most recently ended fiscal quarter immediately preceding such Adjustment Date:

Excess Availability	Applicable Margin for Eurodollar Advances	Applicable Margin for Base Rate Advances
≥ $300,000,000	4.00%	3.00%
≥ $100,000,000 but < $300,000,000	4.25%	3.25%
< $100,000,000	4.50%	3.50%

Any change in the Applicable Margin resulting from changes in average daily Excess Availability shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the last Borrowing Base Certificate of any fiscal quarter is delivered to the Lenders pursuant to Section 5.01(h)(ix) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any such Borrowing Base Certificate is not delivered within the time period specified in Section 5.01(h)(ix), then, until the date that is three Business Days after the date on which such Borrowing Base Certificate is delivered, the highest rate set forth in each column of the above pricing grid shall apply.

In the event that at any time after the end of a fiscal quarter it is discovered that the average daily Excess Availability for such fiscal quarter used for the determination of the Applicable Margin was less than the actual amount of the average daily Excess Availability for such fiscal quarter, the Applicable Margin for such prior fiscal quarter shall be adjusted to the applicable percentage based on such actual average daily Excess Availability for such fiscal quarter and any additional interest for the applicable period payable as a result of such recalculation shall be promptly paid to Lenders.

Notwithstanding the foregoing, upon the implementation of the Default Interest rate pursuant to Section 2.07(b) hereof, the Applicable Margin shall be the highest rate set forth in each column of the pricing grid above.

(ii) in respect of the Revolving Credit Facility-A, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody's	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
Level 1 BBB- and Baa3 above	0.875%	0.000%
Level 2 BB+ and Ba1	1.250%	0.250%
Level 3 BB and Ba2	1.500%	0.500%
Level 4 Lower than Level 3	2.000%	1.000%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 BBB- and Baa3 above	0.200%
Level 2 BB+ and Ba1	0.250%
Level 3 BB and Ba2	0.375%
Level 4 Lower than Level 3	0.500%

“Appropriate Lender” has the meaning specified in Section 2.15.

 “Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

“Assuming Lender” has the meaning specified in Section 2.21(d).

“Assumption Agreement” has the meaning specified in Section 2.21(d).

 “Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(e) of this Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

 (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

     (b) ½ of one percent per annum above the Federal Funds Rate; and

     (c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day).

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower Information” has the meaning specified in Section 9.08.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01(a).

“Borrowing Base” means, as to each Borrower (a) the sum of the Loan Values in respect of such Borrower less (b) Reserves in respect of such Borrower; provided that the aggregate Borrowing Base for both Borrowers shall not exceed $500,000,000 plus the amount of the Reserves for the Secured Agreements (other than the Loan Documents) at any time.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of, and Reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Company or by the controller of the Company, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Agent.

“Borrowing Base Deficiency” means, at any time and as to each Borrower, the failure of (a) the Borrowing Base of such Borrower at such time to equal or exceed (b) the sum of (i) the aggregate principal amount of the Advances made to such Borrower and outstanding at such time plus (ii) the aggregate Available Amount under all Letters of Credit issued for the account of such Borrower and outstanding at such time.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Canadian Dollars” means the lawful money of Canada.

 “Canadian Guaranteed Obligations” has the meaning specified in Section 7.01(a)(ii).

“Canadian Loan Party” means Kodak Canada and each Canadian Subsidiary Guarantor.

“Canadian Security Agreement” means the Canadian Security Agreement delivered on the Original Effective Date in accordance with Section 3.01(g)(iii), as amended and restated as of the Amendment Effective Date.

“Canadian Subsidiary Guarantor” means the wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) Subsidiaries of Kodak Canada listed on Part B of Schedule II hereto and each other Subsidiary of Kodak Canada that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Control Trigger Event” means either (a) the occurrence and continuance of a Default or (b) the failure of the Loan Parties to maintain Excess Availability of at least $100,000,000 for three (3) consecutive Business Days.  For purposes of this Agreement, the occurrence of a Cash Control Trigger Event shall be deemed to be continuing (a) until such Default has been cured or waived and/or (b) if the Cash Control Trigger Event arises under clause (b) above, until Excess Availability is equal to or greater than $100,000,000 for thirty (30) consecutive days, at which time a Cash Control Trigger Event shall no longer be deemed to be occurring for purposes of this Agreement.

“Cash Equivalents” means any of the following, to the extent owned by any Loan Party free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than 12 months from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $500,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime 1” (or the then equivalent grade) by Moody’s or “A 1” (or the then equivalent grade) by S&P or (d) Investments, classified in accordance with GAAP, as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, or (e) offshore overnight interest bearing deposits in foreign branches of Citibank, any Lender or an Affiliate of a Lender.

“CFC” means an entity that is a “controlled foreign corporation” of the Company under Section 957 of the Code or an entity all or substantially all of the assets of which are CFCs, and any entity which would be a “controlled foreign corporation” except for any alternate classification under Treasury Regulation 301.7701-3, or any successor provisions to the foregoing.

“Citibank” means Citibank, N.A.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Agent for the benefit of the Secured Parties pursuant to the terms of the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Canadian Security Agreement, the Mortgages and each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(i) or (j).

“Commitment” means a Letter of Credit Commitment or a Revolving Credit Commitment.

“Comprehensive Guaranteed Obligations” has the meaning specified in Section 7.01(a)(i).

“Concentration Account” means each deposit account, other than an Excluded Account, maintained by a Loan Party in which funds of such Loan Party from one or more Deposit Accounts are concentrated.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or 2.09.

“Convertible Notes” means the Company’s 3.375% Senior Convertible Notes due 2033.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, without limitation, pursuant to securitization transactions), (b) to the extent such obligations would appear as a liability of such Person in accordance with GAAP, all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) the face or maximum amount of all obligations of such Person which have been or may be drawn upon under acceptances, letters of credit or similar extensions of credit, (g) all Hedge Agreement Obligations of such Person, (h) all payment obligations of other Persons whose financial statements are not Consolidated with those of such

Person (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, expressly for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor of such other Person against loss, and (i) all Debt of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as short term borrowings and long term debt on a Consolidated statement of financial position of such Person.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.07(b).

 “Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time which has not been made by such Lender or by the Agent for the account of such Lender pursuant to Section 2.02(d) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.19(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) any Issuing Bank pursuant to Section 2.03(b) to purchase a participation in a Letter of Credit, (b) the Agent pursuant to Section 2.02(d) to reimburse the Agent for the amount of any Advance made by the Agent for the account of such Lender, (c) any other Lender pursuant to Section 2.15 to purchase any participation in Advances owing to such other Lender and (d) the Agent or any Issuing Bank pursuant to Section 8.05 to reimburse the Agent or such Issuing Bank for such Lender’s ratable share of any amount required to be paid by the Lenders to the Agent or such Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.19(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, a Lender as to which the Agent has notified the Company that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to the Issuing Bank in respect of an Issuance (each a “funding obligation”), (ii) such Lender has notified the Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent, that it will comply with its funding obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender.  Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Agent in its sole discretion acting in good faith.  The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Deposit Accounts” means any checking or other demand deposit account maintained by a Loan Party.

“Dilution” means, as of any date, a percentage, based upon the experience of the twelve-month period ending as of the last day of the immediately preceding fiscal month, which is the result of dividing the Dollar amount of (i) bad debt write-downs, discounts, advertising allowances, profit sharing deductions or other non-cash credits with respect to a Loan Party’s Accounts during such period determined consistently with the applicable Loan Party’s accounting practices, by (ii) such Loan Party’s gross sales with respect to Accounts for such Loan Party during such period.

“Dilution Reserve” means, as of any date, an amount sufficient to reduce the advance rate against Eligible Receivables by one percentage point for each percentage point by which Dilution is in excess of 5.0%.

 “Dollar” means the lawful currency of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“EBITDA” means, for any period, net earnings (or net loss) plus, without duplication and to the extent reflected as a charge in the Consolidated statement of earnings, the sum of (a) interest expense, (b) income tax expense (benefit), (c) depreciation expense, (d) amortization expense, (e) any extraordinary expenses or losses, (f) any other non-cash charges that will not at any time result in any cash payment and (g) corporate cash restructuring payments in an amount not to exceed, $143,000,000 during the fiscal year 2008, $275,000,000 during the fiscal year 2009, and $40,000,000 during the fiscal year 2010, and minus, to the extent included in net earnings on the Consolidated statement of earnings, (i) interest income, (ii) any extraordinary income or gains and (iii) any other non-cash income that will not at any time result in any cash payment, in each case determined in accordance with GAAP for such period.

“Eligible Assignee” means with respect to the Revolving Credit Facility (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by (x) the Agent, (y) each Issuing Bank and (z) unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, in each case, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor an Affiliate of a Loan Party shall qualify as an Eligible Assignee.

“Eligible Equipment” means Equipment of the Company and its Subsidiaries subject to the Lien of the Collateral Documents, the value of which shall be determined based upon its Net Orderly Liquidation Value.  Criteria and eligibility standards used in determining Eligible Equipment may be fixed and revised from time to time by the Agent in its reasonable discretion.  Unless otherwise from time to time approved in writing by the Agent, no Equipment shall be deemed Eligible Equipment if, without duplication:

(a) any such Equipment is located on leaseholds and is subject to landlord Liens or other Liens arising by operation of law, unless one of the following applies: (i) the lessor has entered into a Landlord Lien Waiver or (ii) a Rent Reserve has been taken with respect to such Equipment or, in the case of any third party premises, a Reserve has been taken by the Agent in the exercise of its reasonable discretion; or

(b) such Equipment is Equipment for which appraisals have not been completed by the Agent or a qualified independent appraiser reasonably acceptable to the Agent utilizing procedures and criteria reasonably acceptable to the Agent for determining the value of such Equipment; or

(c) such Equipment is Equipment in respect of which the Collateral Documents, after giving effect to the related filings of financing statements that have then been made, if any, do not or have ceased to create a valid and perfected first priority lien or security interest in favor of the Agent, on behalf of the Secured Parties, securing the Secured Obligations; or

(d) a Loan Party does not have good, valid and unencumbered title thereto, subject only to Liens permitted under clause (a) or (b) of the definition of Permitted Liens or Liens granted pursuant to any of the Loan Documents (“Permitted Collateral Liens”); or

(e) Equipment that is subject to a voluntary or mandatory recall or is otherwise subject to any similar action that renders it unsaleable.

“Eligible Inventory” means, at the time of any determination thereof, without duplication, the Inventory Value of the Loan Parties at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (m) below.  Criteria and eligibility standards used in determining Eligible Inventory may be fixed and revised from time to time by the Agent in its reasonable discretion.  Unless otherwise from time to time approved in writing by the Agent, no Inventory shall be deemed Eligible Inventory if, without duplication:

(a) a Loan Party does not have good, valid and unencumbered title thereto, subject only to Permitted Collateral Liens; or

(b) it is not located in the United States (in the case of the Company and the US Subsidiary Guarantors) or Canada (in the case of Kodak Canada and the Canadian Subsidiary Guarantors); provided that in the case of Inventory located in Canada, the Company shall provide evidence reasonably satisfactory to the Agent that there is an enforceable, perfected security interest in such Inventory in favor of the Agent under the laws of the applicable foreign jurisdiction; or

(c) it is either (i)  a service part in the possession of or held by field engineers or (ii) located at third party premises or (except in the case of consigned Inventory, which is covered by clause (f) below) in another location not owned by a Loan Party, and is subject to landlord Liens or other Liens arising by operation of law, unless one of the following applies: (A) the premises is covered by a Landlord Lien Waiver or (B) a Rent Reserve has been taken with respect to such Inventory or, in the case of any third party premises, a Reserve has been taken by the Agent in the exercise of its reasonable discretion; or

(d) it is operating supplies, labels, packaging or shipping materials, cartons, repair parts, labels, miscellaneous spare parts and other such materials not held for sale, in each case to the extent not considered used for sale in the ordinary course of business of the Loan Parties by the Agent in its reasonable discretion from time to time; or

(e) it is not subject to a valid and perfected first priority Lien in favor of the Agent subject only to Permitted Collateral Liens; or

(f) it is consigned at a customer, supplier or contractor location but still accounted for in the Loan Party’s inventory balance, unless (i) if such Inventory is subject to landlord Liens or other Liens arising by operation of law, then such location is the subject of a Landlord Lien Waiver, (ii) the Agent is reasonably satisfied with the controls and reporting applicable to such Inventory and (iii) the aggregate amount of such Inventory does not exceed $100,000 at any location at any time; or

               (g) it is Inventory that is in-transit to or from a location not leased or owned by a Loan Party other than any such in-transit Inventory to a Loan Party or between Loan Parties, that is physically in-transit within the United States (in the case of the Company and the US Subsidiary Guarantors) or Canada (in the case of Kodak Canada and the Canadian Subsidiary Guarantors) and as to which a Reserve has been taken by the Agent if required in the exercise of its reasonable discretion; or

               (h) it is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by a Loan Party (as determined in accordance with the Company’s policies which shall be substantially consistent those in effect on the Amendment Effective Date), or does not otherwise conform to the representations and warranties contained in this Agreement and the other Loan Documents applicable to Inventory; or

(i)           it is Inventory used as a sample or prototype, display or display item; or

(j)           any Inventory that is damaged, defective or marked for return to vendor, has been deemed by a Loan Party to require rework or is being held for quality control purposes; or

(k)           such Inventory does not meet all material applicable standards imposed by any governmental authority having regulatory authority over it; or

(l)           any Inventory for which field audits and appraisals have not been completed by the Agent or a qualified independent appraiser reasonably acceptable to the Agent utilizing procedures and criteria acceptable to the Agent for determining the value of such Inventory; or

(m)           Inventory that is subject to a voluntary or mandatory recall or is otherwise subject to any similar action that renders it unsaleable.

“Eligible Real Property” means the real property listed on Schedule 1.01(a) (and other real property reasonably acceptable to the Agent from time to time) owned in fee (or, in the case of the IDA Properties, owned via a leasehold interest from a local industrial development agency lessor) by any of the Company or any of the US Subsidiary Guarantors as to which all Real Property Deliverables have been delivered to the Agent.  Criteria and eligibility standards used in determining Eligible Real Property may be fixed and revised from time to time by the Agent in its reasonable discretion.

“Eligible Receivables” means, at the time of any determination thereof, each Account of each Loan Party that satisfies the following criteria:  such Account (i) has been invoiced to, and represents the bona fide amounts due to a Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (r) below.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication and to the extent not included in Reserves, to the extent not reflected in such face amount, (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by a Loan Party to reduce the amount of such Account. Criteria and eligibility standards used in determining Eligible Receivables may be fixed and revised from time to time by the Agent in its reasonable discretion.  Unless otherwise approved from time to time in writing by the Agent, no Account shall be an Eligible Receivable if, without duplication:

(a) (i) a Loan Party does not have sole lawful and absolute title to such Account (subject only  to Permitted Collateral Liens) or (ii) the goods sold with respect to such Account have been sold under a purchase order or pursuant to the terms of a contract or other written agreement or understanding that indicates that any Person other than a Loan Party has or has purported to have an ownership interest in such goods; or

(b) (i) it is unpaid for more than 60 days from the original due date or (ii) it arises as a result of a sale with original payment terms in excess of 90 days; or

(c) more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (b) above; or

(d) the Account Debtor is insolvent or the subject of any bankruptcy case or insolvency proceeding of any kind (other than postpetition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Law and reasonably acceptable to the Agent); or

(e) (i) the Account is not payable in Dollars or Canadian Dollars or other currency as to which a Reserve has been taken by the Agent in the exercise of its reasonable discretion or (ii) the Account Debtor is either not organized under the laws of the United States of America, any state thereof, or the District of Columbia, or Canada or any province thereof or is located outside or has its principal place of business or substantially all of its assets outside the United States or Canada, unless such Account is supported by a letter of credit from an institution and in form and substance satisfactory to the Agent in its sole discretion; or

(f) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the relevant Loan Party duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Agent; or

(g) to the extent of any security deposit, progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, that portion of the Account as to which the applicable Loan Party has received any security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor; or

(h) (i) it is not subject to a valid and perfected first priority Lien in favor of the Agent, subject to no other Liens other than Permitted Collateral Liens or (ii) it does not otherwise conform in all material respects to the representations and warranties contained in this Agreement and the other Loan Documents relating to Accounts; or

(i) (i) such Account was invoiced in advance of goods being shipped or services being provided, (ii) such Account was invoiced twice or more, or (iii) the associated revenue has not been earned; or

(j) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval or consignment or other similar basis or made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory, which shall not include customary product warranties; or

(k) the goods giving rise to such Account have not been shipped and/or title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale; for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a  contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the completion by a Loan Party of any further performance under the contract or agreement; or

(l) it arises out of a sale made by a Loan Party to an employee, officer, agent, director, Subsidiary or Affiliate of a Loan Party; or

(m) such Account was not paid in full, and a Loan Party created a new receivable for the unpaid portion of the Account without the agreement of the Account Debtor, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions or put back on the aging until resolved by the credit department of the Company; or

(n) (A) the Account Debtor (i) has or has asserted a right of set-off, offset, deduction, defense, dispute, or counterclaim against a Loan Party (unless such Account Debtor has entered into a written agreement reasonably satisfactory to the Agent to waive such set-off, offset, deduction, defense, dispute, or counterclaim rights), (ii) has disputed its liability (whether by chargeback or otherwise) or made any claim with respect to the Account or any other Account of a Loan Party which has not been resolved, in each case of clause (i) and (ii), without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be or (iii) is also a creditor or supplier of the Loan Party (but only to the extent of such Loan Party’s obligations to such Account Debtor from time to time) or (B) the Account is contingent in any respect or for any reason; or

(o) the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial or local, including without limitation, the Federal Consumer Credit Protection Act, Federal Truth in Lending Act and Regulation Z; or

(p) as to any Account, to the extent that (i) a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason or (ii) such Account is otherwise classified as a note receivable and the obligation with respect thereto is evidenced by a promissory note or other debt instrument or agreement; or

(q) the Account is created in cash on delivery terms; or

(r) the amount of any net credit balances relating to such Account is unused by the Account Debtor within 60 days from the date the net credit balance was created.

Notwithstanding the foregoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate, exceed (i) in respect of any Account Debtor whose Public Debt Rating is not less than BBB- by S&P and Baa3 by Moody’s, 20% of all Eligible Receivables and (ii) in respect of any other Account Debt, 10% of all Eligible Receivables shall not be Eligible Receivables.

“Enabling Amendment” means that certain Amendment No. 1 to the Existing Credit Agreement, dated as of March 27, 2009, by and among the Lenders party thereto, the Agent and the Borrowers.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning specified in the UCC.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters Screen LIBOR01 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks (or their respective Affiliates) in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s (or their respective Affiliates’) Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.  If the Reuters Screen LIBOR01 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Availability” means, as of any date, (1) the Revolving Credit Availability Amount minus (2) the sum of the aggregate principal amount of all Advances and the aggregate Available Amount of all Letters of Credit outstanding on such date.

“Excluded Account” means (i) any deposit or concentration accounts funded in the ordinary course of business, the deposits in which shall not aggregate more than $5,000,000 or exceed $1,000,000 with respect to any one account (or in each case, such greater amounts to which the Agent may reasonably agree), (ii) any payroll, trust and tax withholding accounts funded in the ordinary course of business or required by applicable law or (iii) so long as the aggregate amounts on deposit in all such accounts does not exceed $10,000,000 at any time, any deposit account reasonably required for servicing the Borrowers’ Event Imaging Services business.

“Existing Accounts” means the cash concentration accounts and other Deposit Accounts of the Loan Parties set forth on Schedule III.

“Existing Credit Agreement” means the credit agreement, dated as of October 18, 2005, by and among the Borrowers, the Agent, the Lenders party thereto and the Issuing Bank.

“Extending Lender” means each Lender that, as of the Amendment Effective Date or in accordance with Section 2.21, has agreed to extend its Commitment to the Extension Termination Date.

“Extension Termination Date” means, as it applies to Extending Lenders and the Revolving Credit Facility-B, the earlier of (a) the third anniversary of the Amendment Effective Date and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05, 6.01 or 9.14(b).

“Facility” means, the Revolving Credit Facility and the Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fixed Charge Coverage Ratio” means, as determined on the last day of any fiscal quarter, the ratio of (i) Consolidated EBITDA for the most recently completed period of four consecutive fiscal quarters minus the aggregate amount of any unfinanced capital expenditures paid for such period to (ii) interest payable on, and amortization of debt discount in respect of, all Debt for Borrowed Money during such period plus the aggregate amount of all scheduled principal payments (excluding the aggregate amount of any payments made with respect to the Convertible Notes) plus the aggregate amount of all cash dividend payments to holders of the capital stock of the Company, in each case, of the Company and its Consolidated Subsidiaries on a Consolidated basis.

“Fixed Charge Coverage Ratio Trigger Event” means the failure of the Loan Parties to maintain Excess Availability in an amount greater than or equal to $100,000,000 for three (3) consecutive Business Days.  For purposes of this Agreement, the occurrence of a Fixed Charge Coverage Ratio Trigger Event shall be deemed continuing until Excess Availability is greater than or equal to $100,000,000 for thirty (30) consecutive days, at which time a Fixed Charge Coverage Ratio Trigger Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” has the meaning specified in Section 1.03.

“Guaranteed Obligations” means the Comprehensive Guaranteed Obligations or the Canadian Guaranteed Obligations.

“Guarantors” means the Company, the US Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

“Guaranty” means the guaranty of each Guarantor set forth in Article VII.

“Guaranty Supplement” has the meaning specified in Section 7.05.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreement Obligations” means the aggregate net liabilities, on a mark-to-market basis as determined in accordance with GAAP, for all Hedge Agreements of a Person calculated as of the end of the most recent month.

“Hedge Agreements” means interest rate, currency or commodity swap, cap or collar agreements, interest rate, currency or commodity future or option contracts and other similar agreements.

“IDA Properties” means the real property marked with an asterisk on Schedule 1.01(a).

“Indenture” means the Indenture dated as of January 1, 1988 between the Company and The Bank of New York, as trustee, as amended from time to time.

“Initial Termination Date” means the earlier of (a) October 18, 2010 and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.05, 6.01 or 9.14(b).

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property” has the meaning specified in Section 4.01(i).

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) no Borrower may select any Interest Period that ends after the Extension Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) no Borrower shall be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by such Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Inventory” has the meaning specified in the UCC.

“Inventory Value” means with respect to any Inventory of a Loan Party at the time of any determination thereof, the standard cost determined on a first in first out basis and carried on the general ledger or inventory system of such Loan Party stated on a basis consistent with its current and historical accounting practices, in Dollars, determined in accordance with the standard cost method of accounting less, without duplication, (i) any markup on Inventory from an Affiliate and (ii) in the event variances under the standard cost method are expensed, a Reserve reasonably determined by the Agent as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any equity interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank, any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Lender so long as such Eligible Assignee or Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or Lender, as the case may be, shall have a Letter of Credit Commitment.

“Landlord Lien Waiver” means a written agreement that is reasonably acceptable to the Agent, pursuant to which a Person shall waive or subordinate its rights (if any, that are or would be prior to the Liens granted to the Agent for the benefit of the Lenders under the Loan Documents) and claims as landlord in any Inventory or Equipment of a Loan Party for unpaid rents, grant access to the Agent for the repossession and sale of such Inventory or Equipment and make other agreements relative thereto.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent, as provided in Section 6.02, shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Leasehold Deliverables” means, with respect to each parcel of the IDA Properties, estoppel and consent agreements, in form and substance reasonably satisfactory to the Agent, executed by the lessor of the applicable IDA Property, along with (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (y) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest and otherwise in form satisfactory to the Agent.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means each Extending Lender, each Non-Extending Lender, each Assuming Lender that shall become a party hereto pursuant to Section 2.21, each Issuing Bank and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company and its specified Subsidiaries in (a) the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances or is a Lender that has become an Issuing Bank after the Amendment Effective Date in accordance with the definition of “Issuing Bank”, the amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(d) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $250,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Lien” means any lien, security interest or other charge or encumbrance of any kind on the property of a Person, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property, provided the term “Lien” shall not include any license of intellectual property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) Collateral Documents and (iv) each Letter of Credit Agreement, in each case as amended from time to time.

“Loan Parties” means the Borrowers and the Guarantors.

“Loan Value” means, (a) with respect to Eligible Receivables, up to 85% of the value of Eligible Receivables less the applicable Dilution Reserve plus (b) with respect to Eligible Inventory, the lesser of (i) 65% of the cost of domestic Eligible Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Inventory (based on the then most recent independent inventory appraisal) on any date of determination plus (c) (x) 50% of the fair market value of Eligible Real Property and (y) 75% of the Net Orderly Liquidation Value of Eligible Equipment, provided that the sum of the values included in clauses (x) and (y) of this clause (c) shall not exceed the lower of (A) 20% of the Revolving Credit Availability Amount and (B) the maximum amount that, if secured, would not require security to be granted under the Indenture.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company and its Consolidated Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or (c) the ability of any Significant Loan Party to perform its obligations under any Loan Document to which it is a party.

“Material Subsidiary” means (a) with respect to the Company, each direct Subsidiary of the Company that, for the most recently completed fiscal year of the Company for which audited financial statements are available, either (i)  has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the Consolidated statement of financial condition of the Company as of the last day of such period or (ii) has, together with its Subsidiaries, net sales that exceed 5% of the Consolidated net sales of the Company for such period; and (b) with respect to Kodak Canada, means any direct Subsidiary of Kodak Canada that, as of the end of the most recently completed fiscal year for which audited financial statements of the Company are available, either (y) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on consolidating statements of Kodak Canada and its Subsidiaries used in preparation of the Company’s Consolidated statement of financial condition as of the last day of such period or (z) has, together with its Subsidiaries, net sales that exceed 5% of the Consolidated net sales of Kodak Canada and its subsidiaries for such period.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means deeds of trust, trust deeds, mortgages and deeds to secure Debt, delivered as in accordance with Section 5.01(n).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition by the Company or any of its Subsidiaries of any asset to a Person that is not an Affiliate of the Company, the aggregate amount of cash actually received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, and if received in a currency other than Dollars, determined after the conversion of such cash into Dollars using the prevailing exchange rate in effect on the date such local currency cash is received) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal and accounting fees, filing fees, finder’s fees and other similar fees and commissions and other expenses of the transaction, (b) the amount of taxes payable in connection with or as a result of such transaction or (c) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash (or, in the case of taxes, within 12 months of the time of receipt of such cash), actually paid to a Person that is not an Affiliate of the Borrower and are properly attributable to such transaction or to the asset that is the subject thereof, provided, however, that Net Cash Proceeds shall not include any license by the Company or its Subsidiaries of its Intellectual Property in the ordinary course of business, any settlement by the Company or its Affiliates with respect to claims relating to Intellectual Property rights or any proceeds from the sale or transfer of the Intellectual Property listed on Part A of Schedule X of the Security Agreement.

“Net Orderly Liquidation Value” means, with respect to Eligible Equipment and Eligible Inventory, as the case may be, the orderly liquidation value with respect to such Equipment or Inventory, net of expenses estimated to be incurred in connection with such liquidation, based on the most recent third party appraisal in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Agent.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Extending Lender” means each Lender that is not an Extending Lender.

“Non-Revolving Obligations” means Obligations in respect of the Letters of Credit listed on Schedule 1.01(b) hereto.

“Note” means a promissory note of the Company payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Company to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Obligations” means all liabilities and obligations of every nature of each Loan Party and its Subsidiaries from time to time owed to the Agents, the Lenders or any of them, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise.

“Original Effective Date” has the meaning specified in Section 3.01.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Collateral Liens” has the meaning specified in the definition of “Eligible Inventory”.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under the proviso of Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable, were not incurred in connection with and do not secure Debt and do not materially adversely affect the use of such property for its present purposes; and (e) Liens or other conveyances of property in favor of any governmental department, agency or instrumentality to secure partial, progress or advance or other payments (other than in respect of borrowed money) pursuant to any  contract or statute.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which the Agent has notified the Company that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) as to which the Agent or the Issuing Bank has in good faith reasonably determined and notified the Company that such Lender or its Parent Company or a financial institution affiliate thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (iii) that has, or whose Parent Company has, a rating for any class of its long-term senior unsecured debt lower than BBB- by S&P and Baa3 by Moody’s.  Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent or, in the case of clause (ii), the Issuing Bank, as the case may be, in its sole discretion acting in good faith and upon consultation with the Company.  The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Projections” has the meaning specified in Section 5.01(h)(viii).

“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of long-term senior secured debt issued by the Company or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.  For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin in respect of the Revolving Credit Facility-A and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin in respect of the Revolving Credit Facility-A and the Applicable Percentage will be set in accordance with Level 4 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin in respect of the Revolving Credit Facility-A and the Applicable Percentage shall be based upon the lower rating; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Real Property Deliverables” means, with respect to each parcel of real property, Mortgages in substantially the form of Exhibit F hereto (with such changes as may be reasonably satisfactory to the Agent and its counsel to account for local law matters or local customs) and otherwise in form and substance satisfactory to the Agent together with the following:  (i)  evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered by the Company or US Subsidiary Guarantor (as well as the applicable industrial development authority lessor for all IDA Properties; provided, however, that if, after using commercially reasonable efforts, the Company or US Subsidiary Guarantor is unable to secure the participation of the applicable industrial development agency lessor as a mortgagor or grantor, then in lieu thereof, the Company or US Subsidiary may deliver the Leasehold Deliverables together with a Mortgage of the IDA Properties executed solely by the Company or US Subsidiary Guarantor) and are in form suitable for filing or recording in all filing or recording offices that the Agent may deem necessary or desirable in order to create a valid first and subsisting Lien (subject to Permitted Liens) on the property described therein and that all filing and recording taxes and fees have been or, contemporaneous with the recording of such Mortgage, will be, paid; (ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (not to include zoning endorsements) and in amount reasonably acceptable to the Agent, issued, coinsured and reinsured by title insurers acceptable to the Agent, insuring the Mortgages to be valid first and subsisting Liens on the real property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future Advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Agent may reasonably deem necessary or desirable, and to the extent available using commercially reasonable efforts, a zoning compliance letter or similar document as may be available in accordance with local practice or custom from the applicable municipality; (iii) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated a recent date reasonably acceptable to the Agent and certified to the Agent and the issuer of the Mortgage Policies and otherwise in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the jurisdictions in which the real property described in such surveys is located and reasonably acceptable to the Agent, showing all buildings and other improvements, any off site improvements, the location of any easements, parking spaces, rights of way, building set back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than Permitted Encumbrances (as defined in the Mortgage) and other defects reasonably acceptable to the Agent; provided, however, that with respect to any property, the Agent may accept, in its reasonable discretion, a survey as described above with only optional Table A item #15 (i.e., aerial photographs and/or boundary surveys) reasonably acceptable to the Agent and otherwise sufficient to allow the title insurer to issue a survey endorsement; (iv) an appraisal complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, which appraisals shall be from a Person acceptable to the Agent and otherwise in form and substance satisfactory to the Agent; (v) without duplication of the opinions of counsel provided pursuant to Schedule 1.01(a) hereto, (A) favorable opinions of local counsel for the Loan Parties in states in which the Eligible Real Property is located, with respect to the enforceability and perfection of the Mortgage and any related fixture filings, (B) a favorable opinion from general counsel or local counsel for the Loan Parties with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgage and (C) for any IDA Property, a favorable opinion from counsel to the industrial development agency with respect to the formalities in granting the Mortgage and the enforceability of the Mortgage, in each case, in form and substance reasonably satisfactory to the Agent; (vi) evidence in the form of customary insurance certificates of the insurance required by the terms of the Mortgage; and (vii) such other consents, agreements and confirmations of third parties as the Agent may reasonably deem necessary or desirable, to the extent customary in the jurisdictions where such real property is located, but provided that in no event will Agent require estoppel certificates from tenants in the real property unless such tenants occupy greater than 10 percent of the usable area of such property, and evidence that all other actions that the Agent may reasonably deem necessary or desirable, to the extent customary in the jurisdictions where such real property is located, in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

 “Reference Banks” means Citibank, Bank of America, N.A, Lloyds TSB Bank PLC and Credit Suisse, Cayman Islands Branch.

“Register” has the meaning specified in Section 9.07(d).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rent Reserve” means, with respect to any plant, warehouse, distribution center or other operating facility where any Eligible Inventory or Eligible Equipment subject to landlords’ Liens or other Liens arising by operation of law is located, and with respect to which no Landlord Lien Waiver has been delivered to Agent, a reserve equal to three month’s rent at such plant, warehouse, distribution center, or other operating facility, and such other reserve amounts that may be determined by the Agent in its reasonable discretion.

“Replacement Lender” has the meaning specified in Section 2.20.

“Required Lenders” means at any time Lenders owed at least a majority in interest of the sum of (a) the then aggregate unpaid principal amount of the Advances outstanding at such time and (b) the Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time and (B) the Unused Revolving Credit Commitment of such Lender at such time.

“Reserves” means, at any time of determination and without duplication, (a) a reserve for Secured Agreements, (b) Rent Reserves and (c) such other reserves as determined from time to time in the reasonable discretion of the Agent to preserve and protect the value of the Collateral; provided that, for the first 90 days following the Amendment Effective Date (or such later date as may be agreed by the Agent in its sole discretion), the Rent Reserve shall not apply with respect to any real property as to which the Company is using its commercially reasonable efforts to obtain a Landlord Lien Waiver.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, treasurer or controller of a Loan Party.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revolving Credit Availability Amount” means, the lesser of (i) the Borrowing Base in respect of a Borrower and (ii) the Revolving Credit Commitments at such time.

“Revolving Credit Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, which shall be designated as a Commitment under the Revolving Credit Facility-A or the Revolving Credit Facility-B, (b) that is an Assuming Lender, the amount set forth in the applicable Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(d), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.21.

“Revolving Credit Facility” means, the Revolving Credit Facility-A and the Revolving Credit Facility-B.

“Revolving Credit Facility-A” means, at any time, the aggregate amount of the Non-Extending Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Facility-B” means, at any time, the aggregate amount of the Extending Lenders’ Revolving Credit Commitments at such time.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Agreement” has the meaning specified in the Security Agreement.

“Secured Parties” has the meaning specified in the Security Agreement.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Security Agreement” means the Security Agreement delivered on the Original Effective Date in accordance with Section 3.01(g)(ii), as amended and restated as of the Amendment Effective Date.

“Significant Loan Party” means each Borrower and any other Loan Party with assets included in Collateral having a value of at least $50,000,000 as of the end of the preceding fiscal year of the Company.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Collateral” has the meaning specified in the Security Agreement and in the Canadian Security Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supermajority Lenders” means, at any time, Lenders owed or holding at least 66 2/3% in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Unused Revolving Credit Commitment at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time and (B) the Unused Revolving Credit Commitment of such Lender at such time.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company or its specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Revolving Credit Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time and (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time.

“US Guarantor” means the Company and each US Subsidiary Guarantor.

“US Subsidiary Guarantor” means the direct and indirect wholly-owned (other than directors’ qualifying shares or similar holdings under applicable law) Subsidiaries of the Company organized under the laws of a state of the United States of America as listed on Part A of Schedule II hereto and, as of the date of such requirement, each other Subsidiary of the Company that shall be required to execute and deliver a guaranty pursuant to Section 5.01(i).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“GAAP”).

SECTION 1.04.  Reserves.  When any Reserve is to be established or a change in any amount, percentage, reserve, eligibility criteria or other item in the definitions of the terms “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, “Eligible Real Property”, “Eligible Equipment” and “Rent Reserve” is to be determined in each case in the Agent’s “reasonable discretion”, such Reserve shall be implemented or such change shall become effective on the Business Day immediately following delivery of a written notice thereof to the Borrower, or immediately, without prior written notice, during the continuance of a Default.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 201.  The Advances and Letters of Credit.

(a)  Revolving Credit Facility.  Each Non-Extending Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Company from time to time on any Business Day during the period from the Amendment Effective Date until the Initial Termination Date, and each Extending Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances from time to time on any Business Day during the period from the Amendment Effective Date until the Extension Termination Date, in each case (i) in an amount for each such Advance not to exceed such Lender’s Unused Revolving Credit Commitment at such time and (ii) in an aggregate amount for all such Advances not to exceed such Lender’s ratable portion (based on the aggregate amount of the Unused Revolving Credit Commitments at such time) of the Revolving Credit Availability Amount at such time.  Each Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amount as may be applied and reborrowed in accordance with Section 2.18) and shall consist of Advances of the same Type made on the same day (x) by the Non-Extending Lenders ratably according to their respective Revolving Credit Commitments and (y) by the Extending Lenders ratably according to their respective Revolving Credit Commitments.  Within the limits of each Lender’s Revolving Credit Commitment, the Company may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

 (b) Letters of Credit.  Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) for the account of the Company and its specified Subsidiaries from time to time on any Business Day during the period from the Amendment Effective Date until 30 days before the Extension Termination Date in an aggregate Available Amount not to exceed (i) for all Letters of Credit at any time the Letter of Credit Facility at such time, (ii) for all Letters of Credit issued by each Issuing Bank at any time such Issuing Bank’s Letter of Credit Commitment at such time and (iii) for each such Letter of Credit an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time.  No Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal) later than 10 Business Days before the Extension Termination Date.  Within the limits referred to above, the Company may from time to time request the Issuance of Letters of Credit under this Section 2.01(b).  Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided that any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.  Each Letter of Credit issued and outstanding under the Existing Credit Agreement as of the Amendment Effective Date shall continue in full force and effect under this Agreement after the Amendment Effective Date.

SECTION 2.02  Making the Advances.

(a)  Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or by telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and whether such Borrowing shall be comprised of Advances made by the Non-Extending Lenders or shall be comprised of Advances made by the Extending Lenders, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, the initial Interest Period for each such Advance.  Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Lenders.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 9.02(a).

(b)           Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than eighteen separate Borrowings.

(c)           Each Notice of Borrowing shall be irrevocable and binding on the Borrower delivering such notice.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure of such Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)           Unless the Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of a Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)           The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)  Request for Issuance.  (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Company to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof.  Each such notice by the Company of Issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed promptly in writing, or by telecopier, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 10 Business Days before the Extension Termination Date); provided that after giving effect to each Issuance, the sum of the Available Amount of Letters of Credit that expire after the Initial Termination Date plus the principal amount of outstanding Advances owed to the Extending Lenders shall not exceed the Revolving Credit Facility-B, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank and the Company shall agree for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Company at its office referred to in Section 9.02 or as otherwise agreed with the Company in connection with such Issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)           Participations.  By the Issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit.  The Company hereby agrees to each such participation.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Company on the date funded, or of any reimbursement payment required to be refunded to the Company for any reason, which amount will be advanced, and deemed to be a Advance hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement.  Notwithstanding anything contained in this Section 2.03(b) to the contrary, each Non-Extending Lender’s participations in Letters of Credit that expire after the Initial Termination Date shall terminate upon the Initial Termination Date.

(c)           Drawing and Reimbursement.  The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Company on the date funded shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such a Advance would exceed such Issuing Bank’s Unused Revolving Credit Commitment.  Each Issuing Bank shall give prompt notice to the Company and the Agent of each drawing under any Letter of Credit issued by it.  Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the Company, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b).  Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph (c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank.  Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable.  If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d)           Letter of Credit Reports.  Each Issuing Bank shall furnish (A) to the Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e)           Failure to Make Advances.  The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.  No failure by any Lender to make such Advances shall limit or restrict the availability of any Letter of Credit to the Company.

SECTION 2.04.  Fees.

(a)  Non-Extending Lender Commitment Fee.  The Company agrees to pay to the Agent for the account of each Non-Extending Lender a commitment fee on the aggregate amount of such Lender’s Unused Revolving Credit Commitment from the Amendment Effective Date until the Initial Termination Date calculated by multiplying such Lender’s Unused Revolving Credit Commitment by the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each January, April, July and October, commencing April 30, 2009, and on the Initial Termination Date; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b) Extending Lender Commitment Fee.  The Company agrees to pay to the Agent for the account of each Extending Lender (other than a Defaulting Lender) a commitment fee on the aggregate amount of such Lender’s Unused Revolving Credit Commitment from the Amendment Effective Date in the case of each Extending Lender and from the effective date specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Extension Termination Date calculated by multiplying such Lender’s Unused Revolving Credit Commitment by 1.00%, payable in arrears quarterly on the last day of each January, April, July and October, commencing April 30, 2009, and on the Extension Termination Date; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c) Letter of Credit Fees.  (i)  The Company shall pay to the Agent for the account of each Extending Lender (other than a Defaulting Lender) and each Non-Extending Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances for Advances made by such Lender in effect from time to time during such calendar quarter, payable in arrears quarterly on the last day of each January, April, July and October, commencing with April 30, 2009, and on the Extension Termination Date; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect if the Company is required to pay default interest pursuant to Section 2.07(b).

    (ii)           The Company shall pay to each Issuing Bank, for its own account, a fronting fee and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Company and such Issuing Bank shall agree.

(d) Agent’s Fees.  The Company shall pay to the Agent for its own account the fees set forth in the fee letter dated March 5, 2009 between the Company and the Agent, as such fee letter may from time to time be amended by the Company and the Agent.

SECTION 2.05.  Termination or Reduction of the Commitments.  (a)  Optional.  The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce in part the Unissued Letter of Credit Commitments and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if made under the Revolving Credit Facility–A, shall be made ratably among the Non-Extending Lenders in accordance with their Revolving Credit Commitments and, if made under the Revolving Credit Facility–B, shall be made ratably among the Extending Lenders in accordance with their Revolving Credit Commitments, provided that the Revolving Credit Commitments of the Non-Extending Lenders may be reduced by the Company on a non-ratable basis in connection with any Non-Extending Lender’s agreement to convert any portion of its Revolving Credit Commitment from the Revolving Credit Facility-A to the Revolving Credit Facility-B.

 (b) Mandatory .  The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06. Repayment of Advances.  (a) Revolving Credit Facility.  The Company shall repay to the Agent for the ratable account of each Lender, as applicable, (i) in the case of each Non-Extending Lender, on the Initial Termination Date, and (ii) in the case of each Extending Lender, on the Extension Termination Date, in each case, the aggregate principal amount of the Advances made by such Lender then outstanding.

 (b) Letter of Credit Drawings.  The obligations of the Company under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Company thereof, including, without limitation, pursuant to Section 9.12):

(i) any lack of validity or enforceability of this Agreement or any Note, or of any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (such Letter of Credit Agreement, Letter of Credit and related instruments or instruments being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Company in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

SECTION 2.07.  Interest on Advances.    (a)  Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance owing by such Borrower to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

 (i)  Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each January, April, July and October during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day of every third month during such Interest Period corresponding to the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

b) Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require and notify the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

SECTION 2.08.  Interest Rate Determination.  (a)  Each Reference Bank agrees, if requested by the Agent, to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.  The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurodollar Rate Advances, Lenders owed at least 50% of the then aggregate principal amount thereof notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and such Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a) or any Borrowing Base Deficiency, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(f)  If Reuter Screen LIBOR01 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i) the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(g)    Interest Act (Canada).  With respect to Advances made to Kodak Canada, whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(h)     Nominal Rates; No Deemed Reinvestment.  With respect to Advances made to Kodak Canada, the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment.  The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates.  Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(i)           Interest Paid by Kodak Canada.  Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by Kodak Canada under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in the Section) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that Section) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of Kodak Canada and the Lenders and the amount of such payment or collection shall be refunded to Kodak Canada.  For the purposes of this Agreement, the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lenders will be prima facie evidence of such rate.

SECTION 2.09. Optional Conversion of Advances.  Either Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the Advances made to it of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10.  Prepayments of Advances.  (a)  Optional.  Either Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurodollar Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to it in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c); provided, further, that any such prepayments applied in respect of the Revolving Credit Facility-A shall be paid to the Agent for the ratable account of each Non-Extending Lender, and any such prepayments applied in respect of the Revolving Credit Facility-B shall be paid to the Agent for the ratable account of each Extending Lender.

 (b) Mandatory.  (i)  Each Borrower shall, on each Business Day, if applicable, prepay (with no corresponding commitment reduction) an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the amount by which (A) the sum of (x) the aggregate principal amount of the Advances then outstanding plus (y) the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Availability Amount; provided that (x) until April 21, 2009, the foregoing calculation shall exclude the Available Amount under Letters of Credit outstanding and amounts owing in respect of Secured Agreements (other than the Loan Documents) on the Amendment Effective Date and (y) in respect of any prepayment under this subsection directly attributable to any adjustment of Reserves, such prepayment shall be made not later than the Business Day immediately following the date such adjusted Reserves became effective.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c).

(iii) The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to Lenders.

SECTION 2.11.  Increased Costs.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

 (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.13.  Payments and Computations.  (a)  The Borrowers shall make each payment hereunder, irrespective of any right of counterclaim or set-off,  not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the Agent’s Account in same day funds.  The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04, 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.21, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date the Agent shall treat each Assuming Lender as an Extending Lender under this Agreement and shall make all payments hereunder and under any Notes issued in connection therewith pro rata among the Extending Lenders taking into account the interest assumed thereby by the Assuming Lender.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c)    All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees or commissions are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)   Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)   Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent any Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

(f)   If the Agent receives funds for application to the Obligations of the Borrowers under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify, or the applicable Borrower does not direct, the Advances to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other obligations then owing to such Lender.

SECTION 2.14. Taxes.  (a)  Any and all payments by any Loan Party to or for the account of any Lender or the Agent hereunder or under the Notes shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or in which its principal executive office is located, or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).  If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable to such Loan Party shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)      The Loan Parties shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor with appropriate supporting documentation.

(d)    Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.  In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel reasonably acceptable to the Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Code.

(e)   Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender that has not provided such forms in accordance with the terms of the Existing Credit Agreement, on or prior to the designation of any different Applicable Lending Office and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the Amendment Effective Date by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information, except directly to a governmental authority or other Person subject to a reasonable confidentiality agreement.  In addition, upon the written request of the Borrower, any other certification, identification, information, documentation or other reporting requirement if (i) delivery thereof is required by a change in the law, regulation, administrative practice or any applicable tax treaty as a precondition to exemption from or a reduction in the rate of deduction or withholding; (ii) the Agent or Lender, as the case may be, is legally entitled to make delivery such item; and (iii) delivery of such item will not result in material additional costs unless Borrower shall have agreed in writing to indemnify Lender or the Agent for such costs.

(f)   For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States of America or Canada by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties, at such Lender’s expense, shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)   Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(h)    If any Lender determines, in its sole discretion, that it has actually and finally realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by a Loan Party pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.14 exceeding the amount needed to make such Lender whole, such Lender shall pay to the applicable Loan Party, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

(i) If any Loan Party determines in good faith that a reasonable basis exists for contesting the applicability of any Tax or Other Tax, the Agent or the relevant Lender shall cooperate with such Loan Party, upon the request and at the expense of such Loan Party, in challenging such Tax or Other Tax.  Nothing in this Section 2.14(i) shall require the Agent or any Lender to disclose the contents of its tax returns or other confidential information to any Person.

SECTION 2.15.  Sharing of Payments, Etc.  Without expanding the rights of any Lender under this Agreement, if any Appropriate Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c) or (y) pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share (according to the proportion of (i) the amount of such Advances due and payable to such Lender at such time to (ii) the aggregate amount of the Advances due and payable at such time to all Appropriate Lenders hereunder) of payments on account of the Advances obtained by all the Appropriate Lenders, such Lender shall forthwith purchase from the other Appropriate Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Appropriate Lender shall be rescinded and such Appropriate Lender shall repay to the purchasing Lender the purchase price to the extent of such Appropriate Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Appropriate Lenders) of such recovery together with an amount equal to such Appropriate Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; and provided further that, so long as the Advances shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders.  The Borrowers agree that any Appropriate Lender so purchasing a participation from another Appropriate Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such participation.  For the purposes of this Section, “Appropriate Lender” shall mean, in respect of the Revolving Credit Facility-A, each Non-Extending Lender, and in respect of the Revolving Credit Facility-B, each Extending Lender.

SECTION 2.16.  Evidence of Debt .  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances.  Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note, as applicable, properly completed, payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c)    Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement with respect to Advances made and not repaid.

SECTION 2.17. Use of Proceeds.  The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Company and its Subsidiaries, provided, however, that the proceeds of the Advances shall not be used to prepay or redeem the Convertible Notes.

SECTION 2.18. Cash Management.  (a)  Within 30 days after the Amendment Effective Date (or such later date as the Agent may specify in its sole discretion, which such later date shall in no case be later than 60 days following the Amendment Effective Date), the Company shall:

(i) deliver to the Agent a Schedule of all Deposit Accounts other than Excluded Accounts maintained by the Loan Parties in the United States or Canada, which Schedule shall include, with respect to each depository (A) the name and address of such depository, (B) the account number(s) maintained with such depository and (C) a contact person at such depository; and

(ii) enter into a blocked account agreement (each, a “Blocked Account Agreement”), satisfactory in form and substance to the Agent in its reasonable discretion, with respect to each Concentration Account existing as of such date (other than any Concentration Account maintained with the Agent);

provided that to the extent that the Agent has been granted control, as determined by the Agent in its reasonable discretion, with respect to the Existing Accounts prior to the Amendment Effective Date, the Loan Parties are not required to comply with the provisions of the foregoing clause (a).

(b)   Each Blocked Account Agreement or such other account control agreement, if applicable, for each Concentration Account shall require, during the continuance of a Cash Control Trigger Event (and delivery of notice thereof from the Agent), the ACH or wire transfer on each Business Day of all available cash receipts held in the Concentration Account to a concentration account maintained by the Agent (an “Agent Sweep Account”) located in the United States (in respect of Deposit Accounts of the Company and the US Subsidiary Guarantors) or in Canada (in respect of Deposit Accounts of Kodak Canada and the Canadian Subsidiary Guarantors).

(c)     If (i) at any time during the continuance of a Cash Control Trigger Event, any cash or Cash Equivalents owned by a Loan Party are deposited in any account (other than an Excluded Account), or held or invested in any manner (other than (x) in the Concentration Account that is subject to the Blocked Account Agreement, (y) in a Concentration Account that is maintained with the Agent or (z) a Deposit Account which is swept daily to a Concentration Account subject to a Blocked Account Agreement or maintained with the Agent), or (ii) at any time, a Concentration Account shall cease to be subject to a Blocked Account Agreement or maintained with the Agent, the applicable Loan Party shall immediately furnish the Agent with written notice thereof and the Agent may require such Loan Party to close such account and have any such funds transferred to a Concentration Account which is subject to a Blocked Account Agreement or maintained with the Agent.

(d)   A Loan Party may close any Deposit Account or a Concentration Account, maintain existing Deposit Accounts or Concentration Accounts and/or open new Deposit Accounts or Concentration Accounts, subject to the execution and delivery to the Agent of appropriate Blocked Account Agreements with respect to each Concentration Account (except with respect to any Concentration Account maintained with the Agent) consistent with the provisions of this Section 2.18 and otherwise reasonably satisfactory to the Agent.  The applicable Loan Party shall furnish the Agent with prior written notice of its intention to open or close a Concentration Account and the Agent shall promptly notify such Loan Party as to whether the Agent shall require a Blocked Account Agreement with the Person with whom such account will be maintained.

(e)    Each Agent Sweep Account shall at all times be under the sole dominion and control of the Agent.  Each Loan Party hereby acknowledges and agrees that (i) it has no right of withdrawal from the Agent Sweep Account, (ii) the funds on deposit in an Agent Sweep Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in an Agent Sweep Account shall be applied as provided in Section 2.18(i) of this Agreement and in the Security Agreement.  In the event that, notwithstanding the provisions of this Section 2.18, during the continuance of a Cash Control Trigger Event, a Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into a Concentration Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(f)   Any amounts remaining in an Agent Sweep Account (i) at any time when a Cash Control Trigger Event is no longer continuing for purposes of this Agreement or (ii) after application of amounts received in such Agent Sweep Account as set forth in subsection (h) below, shall be remitted to the primary Concentration Account of the Company maintained with the Agent.

(g)  The Agent shall promptly (but in any event within two (2) Business Days) furnish written notice to each Person with whom a Concentration Account is maintained when a Cash Control Trigger Event is no longer continuing for purposes of this Agreement.

(h)  (i) Any amounts received in an Agent Sweep Account in the United States shall be applied to the payment (without a corresponding reduction of Commitments) of all of the Advances made to the Company (whether then due or not) and to the payment of all of the other Obligations under the Loan Documents of the Company and the US Subsidiary Guarantors (other than contingent obligations) (whether then due or not) in accordance with the Security Agreement (with all Advances deemed due for purposes thereof).  (ii) Any amounts received in an Agent Sweep Account in Canada shall be applied to the payment (without a corresponding reduction of Commitments) of all of the Advances made to Kodak Canada (whether then due or not) and to the payment of all of the other Obligations under the Loan Documents of Kodak Canada and the Canadian Subsidiary Guarantors (other than contingent obligations) (whether then due or not) in accordance with the Canadian Security Agreement (with all Advances deemed due for purposes thereof).  (iii) All payments to be made in accordance with this subsection (h) in respect of Eurodollar Rate Advances shall be made on the last day of the applicable Interest Period therefor, and shall be held in the applicable Agent Sweep Account pending such payment.

(i) The following shall apply to deposits and payments under and pursuant to this Agreement:

(i) funds shall be deemed to have been deposited to an Agent Sweep Account on the Business Day on which deposited, provided that such deposit is available to the Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day);

(ii) funds paid to the Agent, other than by deposit to an Agent Sweep Account, shall be deemed to have been received on the Business Day when they are good and collected funds, provided that such payment is available to the Agent by 4:00 p.m. on that Business Day (except that if the Obligations are being paid in full, by 2:00 p.m. on that Business Day); and

(iii) if a deposit to an Agent Sweep Account or payment is not available to the Agent until after 4:00 p.m. on a Business Day, such deposit or payment shall be deemed to have been made at 9:00 a.m. on the then next Business Day.

SECTION 2.19.  Defaulting Lenders.  (a)  In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to a Borrower and (iii) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance.  In the event that, on any date, a Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Revolving Credit Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01.  Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a).  A Borrower shall notify the Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by a Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Agent as specified in subsection (b) or (c) of this Section 2.19.

 (b) In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Agent  or other Lenders and (iii) a Borrower shall make any payment hereunder or under any other Loan Document to the Agent for the account of such Defaulting Lender, then the Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Agent shall be retained by the Agent or distributed by the Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Agent and such other Lenders and, if the amount of such payment made by a Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Agent and the other Lenders, in the following order of priority:

(i) first, to the Agent for any Defaulted Amount then owing to the Agent in its capacity as Agent; and

(ii) second, to the Issuing Banks for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks; and

(iii) third, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by a Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Agent pursuant to this subsection (b), shall be applied by the Agent as specified in subsection (c) of this Section 2.19.

(c)   In the event that, at any time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) a Borrower, the Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such other Lender shall pay such amount to the Agent to be held by the Agent, to the fullest extent permitted by applicable law, in escrow or the Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Agent in escrow under this subsection (c) shall be deposited by the Agent in an account with Citibank, in the name and under the control of the Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Citibank’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Agent in escrow under, and applied by the Agent from time to time in accordance with the provisions of, this subsection (c).  The Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agent for any amount then due and payable by such Defaulting Lender to the Agent hereunder in its capacity as Agent;

(ii) second, to the Issuing Banks for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Banks;

(iii) third, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

(iv) fourth, to the Company for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Agent in escrow at such time with respect to such Lender shall be distributed by the Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)   The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that such Borrowers may have against such Defaulting Lender with respect to any Defaulted Advance and that the Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

(e)   Anything contained herein to the contrary notwithstanding, in the event that (i) any Lender shall become a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company’s request that it cure such default, the Company shall have the right (but not the obligation) to repay such Defaulting Lender in an amount equal to the principal of, and all accrued interest on, all outstanding Advances owing to such Lender, together with all other amounts due and payable to such Lender under the Loan Documents, and such Lender’s Commitment hereunder shall be terminated immediately thereafter.

 (f)   If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit is at the time outstanding, the Issuing Bank, as the case may be, may, by notice to the Company and such Defaulting Lender or Potential Defaulting Lender through the Agent, require the applicable Borrower to Cash Collateralize the obligations of such Borrower to the Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Agent, and to the Issuing Bank, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

(g)   If either Borrower Cash Collateralizes any portion of a Potential Defaulting Lender’s exposure with respect to an outstanding Letter of Credit, no Borrower shall be required to pay any fees under Section 2.04(c)(i) to any Potential Defaulting Lender that is an Extending Lender at any time when the Letter of Credit is so Cash Collateralized.

SECTION 2.20.  Replacement of Certain Lenders.  In the event a Lender (“Affected Lender”) shall have (i) become a Defaulting Lender under Section 2.19, (ii) requested compensation from the Borrowers under Section 2.14 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.11 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (iii) has not agreed to any consent, waiver or amendment that requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.01 and as to which the Required Lenders have agreed, or (iv) delivered a notice pursuant to Section 2.12 claiming that such Lender is unable to extend Eurodollar Rate Advances to the Borrowers for reasons not generally applicable to the other Lenders, then, in any case, the Company or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Company and a copy to the Company in the case of a demand by the Agent) for the Affected Lender to assign at par, and such Affected Lender shall use commercially reasonable efforts to assign pursuant to one or more duly executed Assignments and Acceptances five Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.07 which the Company or the Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all Advances owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 9.07.  The Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand.  Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.14 and 9.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 8.05 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

SECTION 2.21. Increase in the Aggregate Commitments.  (a) The Company may, at any time, by notice to the Agent, request that the Revolving Credit Facility-B be increased by an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the Extension Termination Date (the "Increase Date") as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments under the Revolving Credit Facility-B at any time exceed $500,000,000 and (ii) on the date of any request by the Company for a Commitment Increase and on the related Increase Date, the representations and warranties of each Borrower and each Significant Loan Party contained in each Loan Document to which it is a party are correct on and as of such date, as though made on and as of such date, and no event shall have occurred and be is continuing that constitutes a Default.

(b)           The Agent shall promptly notify such Lenders as the Company may identify for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to (x) an increase in the amount of their respective Revolving Credit Commitments under the Revolving Credit Facility-B and/or (y) convert all or a portion of their respective Revolving Credit Commitments under the Revolving Credit Facility-A to Revolving Credit Commitments under the Revolving Credit Facility-B (the "Commitment Date").  Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Credit Commitment under the Revolving Credit Facility-B and/or the amount of its Revolving Credit Commitment under the Revolving Credit Facility-A it is willing to convert to Revolving Credit Commitments under the Revolving Credit Facility-B.  If the Lenders notify the Agent that they are willing to so increase or convert their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Company and the Agent.

(c)           Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)           On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.21(b) (an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment under the Revolving Credit Facility–B of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.21(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)           (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit D to the Enabling Amendment;

(ii)           an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an "Assumption Agreement"), duly executed by such Eligible Assignee, the Agent and the Company; and

(iii)           confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment under the Revolving Credit Facility – B in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.21(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender's ratable portion of the Borrowings under the Revolving Credit Facility-B then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments under the Revolving Credit Facility-B outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender's ratable portion of the Borrowings Commitment under the Revolving Credit Facility-B then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments under the Revolving Credit Facility-B outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender's ratable portion of the Borrowings under the Revolving Credit Facility-B then outstanding (calculated based on its Revolving Credit Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Revolving Credit Commitments under the Revolving Credit Facility-B (without giving effect to the relevant Commitment Increase).  After the Agent's receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Advances owing to each Lender after giving effect to such distribution equals such Lender's ratable portion of the Borrowings under the Revolving Credit Facility-B then outstanding (calculated based on its Revolving Credit Commitment as a percentage of the aggregate Revolving Credit Commitments under the Revolving Credit Facility-B outstanding after giving effect to the relevant Commitment Increase).

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness of Section 2.01 under the Existing Credit Agreement.  Section 2.01 of the Existing Credit Agreement became effective on October 18, 2005, the date upon which the following conditions were satisfied (the “Original Effective Date”):

     (a) Except as disclosed in filings made with the Securities and Exchange Commission, press releases or other widely distributed disclosure prior to the Original Effective Date, there shall have occurred no Material Adverse Change since December 31, 2004, as reflected in the audited financial statements of the Company and its Consolidated Subsidiaries for the fiscal year ended on such date.

   (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

   (c) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) shall remain in effect other than any governmental filings required to be made or approvals obtained in order for any Loan Party to execute, deliver and perform a Collateral Document with respect to the equity of any non-US Subsidiary, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

    (d) The Company shall have notified the Agent in writing as to the proposed Original Effective Date.

     (e) The Company shall have paid all fees of the Agent and the Lenders accrued and payable on or prior to the Original Effective Date, and all such expenses of the Agent, including the accrued fees and expenses of counsel to the Agent.

     (f) On the Original Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Original Effective Date, stating that:

(i) The representations and warranties contained in the Loan Documents are correct on and as of the Original Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

    (g) The Agent shall have received on or before the Original Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

(i) The Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii) A security agreement in substantially the form of Exhibit D to the Existing Credit Agreement, duly executed by the Company and each Person that is a US Subsidiary Guarantor on the Original Effective Date, together with:

(A) certificates, if any, representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank, provided, however, that the receipt of any Initial Pledged Equity for any non-US Subsidiary for which all required filings with applicable governmental entities have not yet been made or approval of such governmental entities have not yet been received shall not be a condition to the Original Effective Date,

(B) acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the Original Effective Date under the Uniform Commercial Code of all jurisdictions that the Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement (other than in respect of the Specified Collateral), covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the Original Effective Date showing all financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) the Intellectual Property Security Agreements covering the registered copyrights listed on Schedule IV to the Security Agreement, duly executed by the Company and each Person that is a US Subsidiary Guarantor on the Original Effective Date,

(E) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created thereunder in accordance with the terms of the Security Agreement,

(F) evidence of the insurance required by the terms of the Security Agreement, and

(G) evidence that all other action that the Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement (other than in respect of the Specified Collateral) has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords' and bailees' waiver and consent agreements).

(iii) A security agreement in substantially the form of Exhibit E to the Existing Credit Agreement, duly executed by Kodak Canada and each Canadian Subsidiary Guarantor listed on Part B of Schedule I hereto, together with:

(A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, endorsed in blank and instruments evidencing the Initial Pledged Debt owed to Kodak Canada referred to therein, assigned in blank, and

(B) evidence that all other action that the Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Canadian Security Agreement (other than in respect of the Specified Collateral) has been taken (including, without limitation, receipt of duly executed payoff letters, termination of effective financing statements and landlords' and bailees' waiver and consent agreements).

(iv) Certified copies of the resolutions of the Board of Directors, or Executive or Finance Committee of the Board of Directors, of each Loan Party approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party.

(v) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vi) A favorable opinion of the general counsel of the Loan Parties, substantially in the form of Exhibit F to the Existing Credit Agreement.

(vii) A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, in form and substance satisfactory to the Agent.

(h) Except with respect to the letters of credit deemed issued under this Agreement pursuant to Section 2.01(c), the Company shall have terminated the commitments of the lenders and repaid or prepaid (or shall have arranged for the contemporaneous repayment or prepayment upon the Original Effective Date) all of the obligations under (i) the Five Year Credit Agreement dated as of July 13, 2001, as amended, among the Company, the lenders parties thereto and Citicorp USA, Inc., as administrative agent, (ii) the Second Amended and Restated Credit Agreement dated as of August 4, 2000, as amended and restated as of October 12, 2001, and as amended and restated as of December 31, 2002, as amended, among Kodak Polychrome Graphics LLC and KPG Finance (Barbados) SaRL, as borrowers, the Company and Sun Chemical Group BV, as guarantors, the lenders parties thereto, Mizuho Corporate Bank, Ltd., as arranger and agent, and The Bank of Tokyo-Mitsubishi, Ltd., as syndication agent, and (iii) the Receivables Purchase Agreement dated as of March 28, 2001, as amended, among EK Funding LLC, as seller, the Company, as servicer, Ciesco LLC, as conduit purchaser, Citibank, N.A., as committed purchaser, and Citicorp North America, Inc., as program agent.  Each of the Lenders that is a party to any such credit facility hereby waives, upon execution of this Agreement, any notice required by said credit facility relating to the termination of commitments thereunder.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance.  The obligation of each Lender to make an Advance (other than an Advance made by any Issuing Bank pursuant to Section 2.03(c) or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to issue a Letter of Credit shall be subject to the conditions precedent that the Amendment Effective Date shall have occurred and on the date of such Borrowing or such Issuance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by the applicable Borrower of the proceeds of such Borrowing or such Issuance shall constitute a representation and warranty by the Company that on the date of such Borrowing or such Issuance such statements are true):

(a) the representations and warranties of each Borrower and each Significant Loan Party contained in each Loan Document to which it is a party are correct on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date,

(b) no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default;

(c) no Borrowing Base Deficiency will exist after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom; and

(d) if as a result of such Borrowing or such Issuance, Excess Availability would be less than $100,000,000, (a) the Company must demonstrate pro forma compliance with the Fixed Charge Coverage Ratio and (b) the Lenders shall have received the Borrowing Base Certificate most recently required to be delivered pursuant to Section 5.01(h)(ix); and, if such Borrowing Base Certificate shall contain information with respect to Eligible Receivables not greater than one week old, the Lenders shall have received information with respect to Eligible Receivables not greater than one week old; and provided further that the calculations contained in such Borrowing Base Certificate shall be reasonably satisfactory to the Agent.

SECTION 3.03 Additional Conditions to Issuances.  In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Issuing Bank is satisfied that any exposure that would result from a Defaulted Advance of such Defaulting Lender or Potential Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Issuing Bank.

SECTION 3.04. Determinations Under Enabling Amendment.  For purposes of determining compliance with the conditions specified in the Enabling Amendment, each Extending Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Lenders, designates as the proposed Amendment Effective Date, specifying its objection thereto.  The Agent shall promptly notify the Lenders of the occurrence of the Amendment Effective Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company.  The Company represents and warrants as follows:

(a) Each Loan Party is duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be party, and the consummation of the transactions contemplated hereby and thereby, are within such Loan Party’s corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party’s charter or by-laws, (ii) violate law, rule, regulation (including, without limitation, with respect to the Borrowers, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contractual restriction or, to such Loan Party’s knowledge, any other contractual restriction, binding on or affecting such Loan Party or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) other than as set forth in Section 6(m) of the Security Agreement or Section 6(m) of the Canadian Security Agreement, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement or Section 6(m) of the Canadian Security Agreement, the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(d) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

(e) The Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as at December 31, 2008, and the related Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Lender, fairly present, the Consolidated financial condition of the Company and its Consolidated Subsidiaries as at such date and the Consolidated statement of earnings and Consolidated statement of cash flows of the Company and its Consolidated Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

Since December 31, 2008, there has been no Material Adverse Change except as disclosed in filings made with the Securities and Exchange Commission, press releases, or otherwise disclosed to the Lenders prior to March 20, 2009.

(f) There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g) Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) Neither Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) The Company and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which are not reasonably expected to have a Material Adverse Effect (the “Intellectual Property”).  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate are not reasonably expected to have a Material Adverse Effect.  The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, are not reasonably expected to have a Material Adverse Effect.

(j) (i)  No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(ii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(iii) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(k) The operations and properties of the Company and each of its Consolidated Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs that have had or are reasonably expected to have a Material Adverse Effect, and no circumstances exist that are reasonably likely to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that is reasonably expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that is reasonably expected to have a Material Adverse Effect.

(l) The Company and each of its Subsidiaries has good and marketable fee simple title to or valid leasehold interests in all of the real property owned or leased by the Company or such Subsidiary and good title to all of their personal property, except where the failure to hold such title or leasehold interests, individually or in the aggregate is not reasonably expected to have a Material Adverse Effect.  The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases except where the failure to enjoy such peaceful and undisturbed possession, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect.

(m) All factual information, taken as a whole, furnished by or on behalf of the Company and its Subsidiaries, taken as a whole, in writing to the Agents or any Lender on or prior to the Amendment Effective Date, for purposes of this Agreement and all other such factual information taken as a whole, furnished by the Company on behalf of itself and its Subsidiaries, taken as a whole, in writing to the Agents or any Lender pursuant to the terms of this Agreement will be, true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by knowingly omitting to state any material fact necessary to make such information, taken as a whole, not misleading at such time, provided, however, that with respect to any projected financial information or forward-looking statements, the Company represents only that such information was prepared in good faith based upon assumptions, and subject to such qualifications, believed to be reasonable at the time.

(n) All filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral (other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement and Section 6(m) of the Canadian Security Agreement) created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral (other than the Specified Collateral), securing the payment of the Secured Obligations (as defined in the Security Agreement), and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(o) Each Borrower is, individually and together with its Subsidiaries, Solvent.

(p) Set forth on Part A of Schedule II hereto is a complete and accurate list of all direct and indirect Subsidiaries of the Company that are organized under the laws of a state of the United States of America, and set forth on Part C of Schedule II hereto is a complete and accurate list of all Material Subsidiaries of each Borrower, showing, in each case, as of the Amendment Effective Date (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its equity interests authorized, and the number outstanding, on the Amendment Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the applicable Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Amendment Effective Date.  All of the outstanding equity interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and, except as otherwise provided herein, are owned by such Loan Party or one or more of its Subsidiaries, other than director’s qualifying shares or similar minority interests required under the laws of the Material Subsidiary’s formation, free and clear of all Liens, except those created under the Collateral Documents.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants.  So long as any Advance or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the PATRIOT Act, except where such non-compliance is not reasonably expected to have a Material Adverse Effect.

        (b) Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d) Preservation of Corporate Existence.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may consummate any amalgamation, merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not reasonably expected to have a Material Adverse Effect.

(e) Visitation Rights.  (i)  At any reasonable time, on reasonable notice and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants, provided that all such information is subject to the provisions of Section 9.08.  At any time prior to the occurrence of a continuing Event of Default, the right of the Agent and any of the Lenders to visit the property of the Company and any of its Subsidiaries shall be subject to reasonable rules and restrictions of the Company for such access, and such visit shall not unreasonably interfere with the ongoing conduct of the business of the Company and its Subsidiaries at such properties.

(ii) At any reasonable time and from time to time (except as may be limited by subsections (iii) and (iv) below) during regular business hours, upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof (including any consultants, accountants, lawyers and appraisers retained by the Agent) to visit the properties of the Company and its Subsidiaries to conduct evaluations, appraisals, environmental assessments and ongoing maintenance and monitoring in connection with the Company’s computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Company or its Subsidiaries as the Agents may require, and to monitor the Collateral and all related systems.

(iii) Permit field audits and appraisals of Collateral other than real-estate Collateral, provided that such audits and appraisals may be conducted (A) so long as the Excess Availability is at least $100,000,000, not more than twice per year, and (B) at any time at the reasonable request of the Agent if the Excess Availability is less than $100,000,000 or upon the occurrence and continuance of a Default; and

(iv) Permit appraisals of real-estate Collateral, provided that such appraisals may be conducted (A) so long as the Excess Availability is at least $100,000,000, not more than once per year and (B) at any time at the reasonable request of the Agent if the Excess Availability is less than $100,000,000 or upon the occurrence and continuance of a Default.

(f) Keeping of Books.  Keep and maintain proper books of record and account on a Consolidated basis for Company and its Subsidiaries in conformity with generally accepted accounting principles in effect from time to time.

       (g) Maintenance of Properties, Etc.   Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve in all material respects, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to so maintain or preserve is not reasonably expected to have a Material Adverse Effect.

(h) Reporting Requirements.  Furnish to the Lenders:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such quarter and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles subject to normal year-end audit adjustments and other items, such as footnotes, omitted in interim statements, and certificates of a Responsible Officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP as applied in the preparation of the financial statements delivered pursuant to Section 4.01(e);

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Consolidated Subsidiaries, containing the Consolidated statement of financial position of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and Consolidated statements of earnings and cash flows of the Company and its Consolidated Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by registered independent public accountants reasonably acceptable to the Required Lenders and certificates of a Responsible Officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP as applied in the preparation of the financial statements delivered pursuant to Section 4.01(e);

(iii) as soon as possible and in any event within five days after the Company has knowledge of the occurrence of each Default continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Default and the action that the Company has taken and/or proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its securityholders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

(v) notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type which would have been required to be disclosed under Section 4.01(f), promptly after the later of the commencement thereof or knowledge that such actions or proceedings are reasonably likely to be of a type which would have been required to be disclosed under Section 4.01(f);

(vi) as soon as available and in any event no later than 45 days after the end of each fiscal quarter, amended or supplemented Schedules setting forth such information as would be required to make the representations set forth in Section 6(a), (c), (d), (h), (i), (l) and (p)(iii) of the

Security Agreement and Section 6(a), (c), (d), (h), (i), (l) and (p)(iii) of the Canadian Security Agreement true and correct as if the Schedules referenced therein were delivered on such date;

(vii) such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request;

(viii) As soon as available, and in any event no later than 45 days after the end of each fiscal year of the Company, a reasonably detailed consolidated budget for the fiscal year immediately following such fiscal year on a quarterly basis, and on an annual basis for each year thereafter through the Extension Termination Date (including a projected Consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year), the related projected Consolidated statements of cash flow and income for such fiscal year and the projected Excess Availability (detailing the respective Borrowing Base and the amount of aggregate Advances) expected as of the end of each month during such fiscal year (collectively, the “Projections”), which Projections shall be accompanied by a certificate of a Responsible Officer of the Company stating that such Projections are based on then reasonable estimates and then available information and assumptions; it being understood that the Projections are made on the basis of the Company’s then current good faith views and assumptions believed to be reasonable when made with respect to future events, and assumptions that the Company believes to be reasonable as of the date thereof and further being understood that projections, including the Projections, are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, inherently unreliable and that actual performance may differ materially from the Projections and no assurance is given by the delivery of such Projections or otherwise that the Projections will be realized.

(ix) A Borrowing Base Certificate substantially in the form of Exhibit E as of the date required to be delivered or so requested, in each case with supporting documentation (including, without limitation, the documentation described in Schedule 1 to Exhibit E) shall be furnished to the Agent:  (i) as soon as available and in any event prior to the Amendment Effective Date with respect to such information as the Agent may reasonably require in respect of Eligible Equipment, Eligible Inventory, Eligible Real Property and Eligible Receivables included in the Borrowing Base on the Amendment Effective Date and, from time to time thereafter such other information as the Agent may reasonably require to include additional items of Equipment, Inventory, Real Property or Receivables in the Borrowing Base, (ii)(A) after the Amendment Effective Date, on or before the 15th day following the end of each fiscal month other than the last fiscal month of each fiscal quarter, and on or before the 21st day of the last fiscal month in each fiscal quarter, which monthly Borrowing Base Certificate shall reflect the Collateral contained in the Borrowing Base updated as of the end of each such month and (B) in addition to such monthly Borrowing Base Certificates, (x) upon the occurrence and continuance of an Event of Default or if Excess Availability is less than $100,000,000, on or before the third Business Day following the end of each week, which weekly Borrowing Base Certificate shall reflect the Collateral included in the Borrowing Base updated as of the immediately preceding Thursday; provided that if Excess Availability is equal to or greater than $100,000,000 for thirty consecutive days, such Borrowing Base Certificate shall be delivered pursuant to clause (ii)(A) herein and (y) at the option of the Borrower, weekly updates of Eligible Receivables, certified by a Responsible Officer, and (iii) if requested by the Agent at any other time when the Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such request, in each case with supporting documentation as the Extending Lenders may reasonably request (including without limitation, the documentation described on Schedule 1 to Exhibit E).

            (x)           (A) Promptly and in any event within 20 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of such Loan Party describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(xi)           Promptly and in any event within two business days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(xii)           Promptly and in any event within five business days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(i) Covenant to Guarantee Obligations and Give Security.  Upon (x) the request of the Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of any new direct or indirect Material Subsidiaries owned directly by any Borrower or any new Subsidiaries organized under the laws of any state of the United States of America or Canada owned directly or indirectly by either Borrower or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Agent (as to which judgment the Agent has given notice to the Company), shall not already be subject (other than in respect of the Specified Collateral) to a perfected first priority security interest in favor of the Agent for the benefit of the Secured Parties, then in each case at the Company’s expense:

(i) in connection with the formation or acquisition of a Subsidiary organized under the laws of a state of the United States of America or Canada owned directly or indirectly by the Company or Kodak Canada that (A) is not a CFC (unless such Subsidiary is owned by Kodak Canada), (B) is not a “Restricted Subsidiary” (as defined in the Indenture) or (C) is not a Person having total assets of less than $10,000,000, within 30 days after such formation or acquisition, cause each such Subsidiary, duly execute and deliver to the Agent a guaranty supplement, in the form of Exhibit D hereto, guaranteeing the applicable Guaranteed Obligations,

(ii) within 45 days after (A) such request or acquisition of property other than any “Principal Property” (as defined in the Indenture) by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Agent such additional pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Agent, securing payment of all the obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Material Subsidiary, duly execute and deliver and cause each Loan Party acquiring equity interests in such Subsidiary to duly execute and deliver to the Agent pledges, assignments and security agreement supplements related to such equity interests as specified by, and in form and substance satisfactory to, the Agent, securing payment of all of the obligations of such Loan Party under the Loan Documents; provided that (A) the stock of any Restricted Subsidiary shall not be required to be pledged, (B) the stock of any Subsidiary held by a CFC shall not be required to be pledged and (C) if such new property is equity interests in a CFC (unless such Subsidiary is owned by Kodak Canada), no more than 65% of the equity interests in such CFC shall be pledged in favor of the Secured Parties,

(iii) within 60 days after such request, formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed direct Material Subsidiary (other than any Subsidiary that is a CFC (unless such Subsidiary is owned by Kodak Canada) or a Restricted Subsidiary) to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(i), enforceable against all third parties in accordance with their terms (other than in respect of the Specified Collateral as set forth in Section 6(m) of the Security Agreement and Section 6(m) of the Canadian Security Agreement),

(iv) within 60 days after such request, formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Agent as to (1) such guaranties, guaranty supplements, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements described in clauses (i), (ii) and (iii) above being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to the matters contained in clause (iii) above, subject to customary exceptions, (2) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such assets, and (3) such other matters as the Agent may reasonably request, consistent with the form of opinion attached as Exhibit D to the Enabling Amendment.

(v) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed direct Material Subsidiary (other than any Subsidiary that is a CFC (unless such Subsidiary is owned by Kodak Canada) or a Restricted Subsidiary) to execute and deliver, any and all further instruments and documents and take, and cause such Subsidiary to take, all such other action as the Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

(j) Further Assurances.  (i)  Promptly upon the reasonable request by the Agent, or any Lender through the Agent, correct, and cause each of the other Loan Parties promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii)           Promptly upon the reasonable request by the Agent, or any Lender through the Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law and the terms of this Agreement and the Collateral Documents, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries formed or acquired after the Amendment Effective Date is or is to be a party, and cause each of its Subsidiaries to do so.

(k) Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction (determined in the reasonable judgment of the Company) with a Person not an Affiliate, other than (i) intercompany transactions among the Company and its wholly-owned Subsidiaries, (ii) fees and other benefits to non-officer directors of the Company and its Subsidiaries and (iii)

employment, severance and other similar arrangements and employee benefits with officers and employees of the Company and its Subsidiaries.

(l) Maintenance of Cash Management System.  Establish and maintain a cash management system on terms reasonably acceptable to the Agent in accordance with Section 2.18 of this Agreement.  Continue to maintain one or more Concentration Accounts to be used by each Borrower as its principal concentration account for day-to-day operations conducted by such Borrower.

(m) Field Audits and Appraisals of Collateral.  Use commercially reasonable efforts to facilitate the completion of a field examination of the Collateral of the Company and its Subsidiaries promptly after the Amendment Effective Date.

 (n)  Eligible Real Property.  As to any real property intended to be Eligible Real Property, and prior to the inclusion of such real property in the Borrowing Base, the Company shall deliver, or cause to be delivered, the Real Property Deliverables.

SECTION 5.02. Negative Covenants.  So long as any Advance or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder, the Company will not:

(a) Liens.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than the following, provided that any Lien permitted by any clause below shall be permitted under this Section 5.02(a), notwithstanding that such Lien would not be permitted by any other clause:

(i) Permitted Liens,

(ii) Liens created under the Loan Documents,

(iii) Liens upon or in any real property or equipment acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or improvement of such property or equipment (including any Liens placed on such property or equipment within 180 days after the acquisition of such property or equipment), or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (iii) shall not exceed $200,000,000 at any time outstanding,

(iv) the Liens existing on the Amendment Effective Date and described on Schedule 5.02(a) hereto,

(v) Liens on property of a Person existing at the time such Person is acquired by, amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such amalgamation, merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged or amalgamated into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(vi) Liens arising under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, in an aggregate principal amount not to exceed $200,000,000 at any time outstanding,

(vii) other Liens on assets not consisting of Collateral which secure Debt, or judgments pending appeal, in an aggregate principal amount not to exceed $200,000,000 at any time outstanding, provided that such Liens shall not encumber (i) “Principal Properties” as such term is defined in the Indenture or (ii) any capital stock or indebtedness of any “Restricted Subsidiary” (as defined in the Indenture),

(viii) Liens on assets of Subsidiaries organized under the laws of any jurisdiction outside of the United States or Canada which secure Debt, or judgments pending appeal, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, and

(ix) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers.  Merge, amalgamate or consolidate with or into any Person, or permit any of its Material Subsidiaries to do so, provided that, notwithstanding the foregoing (i) any Material Subsidiary of the Company may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company, (ii) any Subsidiary of the Company that is a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Loan Party, (iii) any Subsidiary of the Company that is not a Loan Party may merge, amalgamate or consolidate with or into the Company or any other Subsidiary of the Company, (iv) any Material Subsidiary may merge, amalgamate or consolidate with any other Person so long as such Material Subsidiary is the surviving corporation and (v) the Company may merge, amalgamate or consolidate with any other Person so long as the Company is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

(d) Debt.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt other than the following, provided that any Debt permitted by any clause below shall be permitted under this Section 5.02(d), notwithstanding that such Debt would not be permitted by any other clause:

(i) Debt owed to the Company or to a Consolidated Subsidiary of the Company,

(ii) Debt existing on the Amendment Effective Date and described on Schedule 5.02(d) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, the direct and contingent obligors therefor shall not be changed, other than for changes necessitated by changes in the organizational structure of the Company and its Subsidiaries, as a result of or in connection with such extension, refunding or refinancing and that such refinancing or refinancing Debt shall mature on a date that is no earlier than 90 days after the Initial Termination Date or the Extension Termination Date,

(iii) Debt secured by Liens of the type described in and to the extent permitted by Section 5.02(a)(iii),

(iv) Debt of a Person existing at the time such Person is amalgamated, merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Debt was not created in contemplation of such amalgamation, merger, consolidation or acquisition,

(v) Debt arising under the Loan Documents,

(vi) Debt incurred by any Subsidiary organized, or substantially all of the business of which is conducted, in the People’s Republic of China in an aggregate amount not to exceed $200,000,000 at any time outstanding,

(vii) Debt incurred by Kodak International Finance Limited, a company organized and existing under the laws of England, (x) in connection with short term working capital needs in an aggregate amount not to exceed $100,000,000 at any time outstanding and (y) consisting of Hedge Agreement Obligations entered into in the ordinary course of business to protect the Company and its Subsidiaries against fluctuations in interest or exchanges rates,

(viii) other Debt (whether secured or unsecured) to the extent such Debt would be permitted to be secured under Section 5.02(a)(vii), provided that on the date of incurrence thereof, the Company shall be in pro forma compliance with the Fixed Charge Coverage Ratio,

(ix) other Debt (whether secured or unsecured) incurred by Subsidiaries organized under the laws of any jurisdiction outside of the United States or Canada to the extent such Debt would be permitted to be secured under Section 5.02(a)(viii),

(x) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,

(xi) Debt which exists or may exist under the Secured Agreements in existence from time to time,

(xii) Debt in an aggregate principal amount not to exceed $25,000,000 at any time outstanding,

(xiii) Debt that is subordinated to the obligations of the Company under the Loan Documents on terms that are reasonably satisfactory to the Agent and the Required Lenders provided that (i) the aggregate principal amount of such Debt shall not exceed $100,000,000 at any time outstanding, (ii) after giving effect thereto, the Company shall be in pro forma compliance with the Fixed Charge Coverage Ratio and (iii) Excess Availability shall equal or exceed $100,000,000 at the time of issuance of such Debt,

(xiv) unsecured Debt consisting of guarantees of amounts owing by customers of the Company under equipment and vendor financing programs in an aggregate amount not to exceed $25,000,000 at any time outstanding,

(xv) Debt in an amount equal to the aggregate amount of the repurchase price or redemption price payable on of the Convertible Notes from time to time, and

(xvi) unsecured Debt in connection with surety bonds, guarantees and letters of credit for customs and excise taxes, value added taxes, insurance and environmental liabilities, rental expenses, tenders and bids and other obligations of the like incurred in the ordinary course of business in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

(e) Sales, etc.   Sell, convey, transfer, lease or otherwise dispose of, or permit any of its Subsidiaries to sell, convey, transfer, lease or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, other than the following, provided that such action permitted by any clause below shall be permitted under this Section 5.02(e), notwithstanding that such action would not be permitted by any other clause:

                (i)sales of Inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire the Inventory in the ordinary course of its business,

(ii) in a transaction authorized by Section 5.02(b),

(iii) sales of obsolete or worn-out property or property no longer used or useful,

(iv) sales, transfers or other dispositions of assets among the Company and the US Subsidiary Guarantors or among Kodak Canada and the Canadian Subsidiary Guarantors, and

(v) other sales, transfers or other dispositions of assets, provided, that, (x) if such assets constitute Collateral that is included in the Borrowing Base, the Company shall provide a Borrowing Base Certificate to the Agent reflecting the revised Borrowing Base giving effect to such sale, conveyance, transfer, lease or other disposition and (y) if the Net Cash Proceeds of any sale, lease or other disposition of assets in accordance with this Section 5.02(e)(v)(y) shall exceed $25,000,000, the Company shall provide a certificate to the Agent indicating whether such assets constitute Collateral that is included in the Borrowing Base.

(f) Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its equity interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make investments in, the Company or any Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) as provided in this Agreement, (ii) any agreement or instrument evidencing Debt existing on the Amendment Effective Date, (iii) any agreement in effect at the time a Person first became a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company; (iv) any agreement evidencing debt permitted by Section 5.02(a)(iii) that imposes restrictions on the property acquired; (v) by reason of customary provisions restricting assignments, licenses, subletting or other transfers contained in leases, licenses, joint venture agreements, purchase and sale or merger agreements and other similar agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement; or (vi) in securitization transactions to the extent set forth in the documents evidencing such transactions so long as such restrictions do not extend to assets other than those that are the subject of such securitization transactions.

(g) Change in Nature of Business.  Make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business as carried on or as contemplated to be carried on by the Company and its Subsidiaries taken as a whole at the Amendment Effective Date.

(h) Dividends, Etc.  Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Company, or purchase, redeem or otherwise acquire for value (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that the Company may (i) declare and make any dividend payment or other distribution payable in common stock of the Company, (ii) purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock, (iii) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash so long as (A) no Default shall have occurred and be continuing or would result therefrom, (B) the Excess Availability is greater than $100,000,000 after giving effect to such dividend or distribution and (C) after giving effect thereto, the Company shall be in pro forma compliance with the Fixed Charge Coverage Ratio and (iv) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash in an aggregate amount not to exceed $150,000,000 in any year so long as (A) no Default shall have occurred and be continuing or would result therefrom, (B) the Company and its Subsidiaries have cash or Cash Equivalents on hand in an amount not less than $1,000,000,000 and (C) no Advances are then outstanding.

(i) Investments in Other Persons.  Make, or permit any of its Subsidiaries to make, any Investment in any Person, except the following, provided that any Investment permitted by any clause below shall be permitted under this Section 5.02(i), notwithstanding that such Investment would not be permitted by any other clause:

(i) (A) Investments by the Company and its Subsidiaries in their Subsidiaries outstanding on the Amendment Effective Date, (B) additional Investments by the Company and its Subsidiaries in the Company or the US Subsidiary Guarantors, (C) additional Investments by Kodak Canada and its Subsidiaries in Kodak Canada or the Canadian Subsidiary Guarantors, (D) additional Investments by Subsidiaries of the Company that are not Loan Parties in other Subsidiaries that are not Loan Parties and (E) additional Investments by the Loan Parties in Subsidiaries that are not Loan Parties, provided that (i) no Default shall have occurred and be continuing or would result from such Investments and provided further that, if the Excess Availability shall be less than $100,000,000 after giving effect to any such Investment and the Company shall not be in pro forma compliance with the Fixed Charge Coverage Ratio after giving effect to such Investments, the aggregate amount of such Investments permitted under this clause (i)(E) plus the aggregate amount of Investments made in accordance with clause (viii) below shall not exceed $25,000,000;

(ii) loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(iii) Investments by the Company and its Subsidiaries in cash and Cash Equivalents;

(iv) Investments existing on the Amendment Effective Date and Investments of up to $100,000,000 in the People’s Republic of China for the previously announced digital computer-to-plate factory;

(v) Investments in Hedge Agreements designed to hedge against fluctuations in interest rates, foreign exchange rates or in commodity prices incurred in the ordinary course of business and consistent with existing business practice;

(vi) Investments received in settlement of claims against another Person in connection with (A) a bankruptcy proceeding against such Person, (B) accounts receivable arising from or trade credit granted to, in the ordinary course of business, a financially troubled account debtor and (C) disputes regarding intellectual property rights;

(vii) Investments in an aggregate amount not to exceed $200,000,000 (of which $125,000,000 may be made in 2009) in connection with the Company’s Imaging Sensors, Online Imaging Services (KODAK Gallery), Electrophotographic Solutions and Organic Light Emitting Diodes lines of business, provided that (A) no Default shall have occurred and be continuing or would result therefrom, (B) the Company and its Subsidiaries have cash or Cash Equivalents on hand in an amount not less than $1,000,000,000 and (C) no Advances are then outstanding; provided further that the value of any common equity of the Company used as consideration in connection with any such Investment shall not be included in calculating the amount of such Investment,

(viii) Investments by the Company and its Subsidiaries not otherwise permitted under this Section 5.02(i), provided that no Default shall have occurred and be continuing or would result from such Investments and provided further that, if the Excess Availability shall be less than $100,000,000 after giving effect to any such Investment and the Company shall not be in pro forma compliance with the Fixed Charge Coverage Ratio after giving effect to such Investments, the aggregate amount of such Investments permitted under this clause (viii) plus the aggregate amount of Investments made in accordance with clause (i)(D) above shall not exceed $25,000,000; provided, further, that, with respect to each Investment made pursuant to this clause (viii):

(A) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Company, if the board of directors is otherwise approving such transaction, or, in each other case, by the chief executive or financial officer of the Company); and

(B) any determination of the amount of such Investment shall include all cash and noncash consideration (including, without limitation, the fair value, determined in accordance with generally accepted accounting principles, of all equity interests (other than common equity in the Company) issued or transferred to the sellers of such investment, all earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such investment, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries in connection with such Investment, and

(ix) Investments in an aggregate amount to be determined in connection with the announced transaction with BÖWE Bell & Howell  and described on Schedule 5.02(i) hereto.

(j) Maintenance of Cash and Cash Equivalents.  Permit the aggregate balance of cash and Cash Equivalents in Deposit Accounts (other than any checking accounts) in the United States as to which the Agent has a perfected security interest to be less than $250,000,000 at any time.

(k) Prepayments, Amendments, Etc. of Debt.  (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, any public debt securities, or prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner or make any payment in violation of any subordination terms of, any subordinated Debt except (A) regularly scheduled (including repayments of revolving facilities) or required repayments or redemptions of subordinated Debt permitted hereunder, (B) any prepayments or redemptions of subordinated Debt in connection with an extension, refunding or refinancing of such subordinated Debt permitted by Section 5.02(d)(ii), (C) any repayments of subordinated Debt to the Borrowers or their Subsidiaries that was permitted to be incurred under this Agreement or (D) the Convertible Notes, the Company’s 9.95% $3,000,000 notes maturing 2018 and the Company’s 9.20% $10,000,00 notes due 2021 or (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of any subordinated Debt.

SECTION 5.03.  Financial Covenant.  So long as (a) any Advance or any other payment obligation of any Loan Party of which the Company has knowledge under any Loan Document shall remain unpaid, any Letter of Credit is outstanding or any Lender shall have any Commitment hereunder and (b) any Fixed Charge Coverage Ratio Trigger Event shall have occurred and be continuing, the Company will maintain a Consolidated Fixed Charge Coverage Ratio, for the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01, of not less than 1.1 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

      (a)     (i) Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; (ii) any Borrower shall fail to pay any interest on any Advance or fees within five Business Days after the same becomes due and payable; or (iii) any Loan Party shall fail to make any other payment under any Loan Document, within five Business Days after notice of such failure is given by the Agent or any Lender to the Company; or

(b)   Any representation or warranty made by any Borrower herein or by any Significant Loan Party in any Loan Document to which it is a party or by the Company (or any of its officers) in a certificate delivered under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)    (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (e) or (h) clauses (i) to  through (vii) and (ix), 5.02 or 5.03, or (ii) any Significant Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d)    The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal, or in the case of Hedge Agreement Obligations, net amount of, at least $50,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)   The Company or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)     Judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)   (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Company; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company, shall cease for any reason to constitute a majority of the board of directors of the Company; or

(h)     Any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $50,000,000; or

(i)     Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $50,000,000; or

(j)     Any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $50,000,000; or

(k)     Any provision of any Collateral Document material to the substantial realization of the rights of the Lenders under the Collateral Documents taken as a whole, or any provision of any other Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(l)     Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(i) or (j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral (other than the Specified Collateral as set forth in Section 6(m) of the Security Agreement and Section 6(m) of the Canadian Security Agreement) purported to be covered thereby;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit

Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Company than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Company, which are expressly waived by the Company, to be held in the L/C Cash Deposit Account.  If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, then the Company will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (i) such aggregate Available Amount over (ii) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law.  After all such Letters of Credit shall have expired or been fully drawn upon, if at such time (x) no Event of Default is continuing or (y) all other obligations of the Company hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be returned to the Company.

      ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty; Limitation of Liability.  (a) (i) Each of the Company and each US Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Loan Party and each other Subsidiary of the Company now or hereafter existing under or in respect of the Loan Documents or any other Secured Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Comprehensive Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Comprehensive Guaranteed Obligations and would be owed by any other Loan Party or Subsidiary of the Company, as applicable, to the Agent or any Lender under or in respect of the Loan Documents or any Secured Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party or Subsidiary, as the case may be.

 (ii) Each of the Company and each Canadian Subsidiary Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each Canadian Loan Party now or hereafter existing under or in respect of the Loan Documents or any other Secured Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Canadian Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document against such Guarantor.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Canadian Guaranteed Obligations and would be owed by any other Loan Party to the Agent or any Lender under or in respect of the Loan Documents by a Canadian Loan Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

 (b) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the obligations of each US Subsidiary Guarantor and each Canadian Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of such Guarantor hereunder.  To effectuate the foregoing intention, the Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

        (c)     (i) Each US Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Comprehensive Guaranteed Obligations, such US Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other US Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

     (ii) Each Canadian Subsidiary Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Agent or any Lender under this Guaranty or any guaranty supplement of the Canadian Guaranteed Obligations, such Canadian Subsidiary Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Canadian Subsidiary Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Agent and the Lenders under or in respect of the Loan Documents.

SECTION 7.02.  Guaranty Absolute.  Each Guarantor guarantees that the applicable Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto.  The obligations of each Guarantor under or in respect of this Guaranty are independent of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or any other Loan Party or whether any Borrower or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the applicable Guaranteed Obligations or any other obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the applicable Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the applicable Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the applicable Guaranteed Obligations or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the applicable Guaranteed Obligations or any other obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of the Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Agent or such Lender (each Guarantor waiving any duty on the part of the Agent and the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the applicable Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the applicable Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the applicable Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the applicable Guaranteed Obligations and this Guaranty and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

 (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all applicable Guaranteed Obligations whether existing now or in the future.

   (c)  Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder.

   (d) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Agent or such Lender.

   (e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04.  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against any Borrower, any other Loan Party or any other guarantor of some or all of the Guaranteed Obligations or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Extension Termination Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any applicable Guaranteed Obligations or other amounts payable under this Guaranty by such Guarantor thereafter arising.  If (i) any Guarantor shall make payment to the Agent or any Lender of all or any part of the applicable Guaranteed Obligations, (ii) all of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty by such Guarantor shall have been paid in full in cash, (iii) the Extension Termination Date shall have occurred and (iv) in the case of any US Guarantor, all Letters of Credit shall have expired or been terminated, the Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the applicable Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 7.05. Guaranty Supplements.  i)  Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit D hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “US Subsidiary Guarantor” or a “Canadian Subsidiary Guarantor”, as applicable, shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 7.06. Subordination.  (a)  Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the applicable Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 7.06:

 (b) Prohibited Payments, Etc.  Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(c)  Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all applicable Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(d) Turn-Over.  After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Agent (with the consent or at the direction of the Required Lenders) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Agent and the Lenders and deliver such payments to the Agent on account of the applicable Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(e) Agent Authorization.  After the occurrence and during the continuance of any Event of Default, the Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the applicable Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the

Subordinated Obligations and (B) to pay any amounts received on such obligations to the Agent for application to the applicable Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 7.07. Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) except as provided in the next succeeding sentence, remain in full force and effect until the latest of (i) the payment in full in cash of the applicable Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Extension Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agent and the Lenders and their successors, permitted transferees and permitted assigns.  Upon the sale of a Guarantor or any or all of the assets of any Guarantor to the extent permitted in accordance with the terms of the Loan Documents or upon such Guarantor otherwise ceasing to be a Subsidiary of the Company organized under the laws of a state of the United States of America without violation of the terms of this Agreement, such Guarantor (and its Subsidiaries) or such assets shall be automatically released from this Guaranty or any Guaranty Supplement, and all pledges and security interests of the equity of such Guarantor or any Subsidiary of such Guarantor and all other pledges and security interests in the assets of such Guarantor and any of its Subsidiaries shall be released as provided in Section  9.14.  Without limiting the generality of clause (c) above, the Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     ARTICLE VIII

THE AGENT

SECTION 8.01.  Authorization and Action.  Each Lender hereby irrevocably appoints CUSA to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 8.02.  Agent Individually.  (a)  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any of their Subsidiaries or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

 (b) Each Lender understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrowers, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group.  None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Borrower Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03. Duties of Agent; Exculpatory Provisions.  (a)  The Agent's duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.

 (b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 or 9.03) or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Company or any Lender shall have given notice to the Agent describing such Default and such event or events.

(c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by the Company, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Agent or  any of its Related Parties to carry out any "know your customer" or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

SECTION 8.04. Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Agent such Lender’s ratable portion of such Borrowing.  The Agent may consult with legal counsel (who may be counsel for the Company or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification.  (a)  Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by the Company) from and against such Lender’s ratable share (based upon the aggregate of the Advances and unused Commitments (other than Letter of Credit Commitments) of the Lenders) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not promptly reimbursed for such expenses by the Company.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

 (b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the L/C Related Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.  Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06. Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by the Agent.  The Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such co-agent and sub-agent and the Related Parties of the Agent and each such co-agent and sub-agent shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were the “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.07.  Resignation of Agent.  (a) The Agent may at any time give notice of its resignation to the Lenders and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Company and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation.  Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

 (b) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to issue new, or extend existing, Letters of Credit where such issuance or extension is to occur on or after the effective date of such resignation.  Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents arising on or after the effective date of such successor’s appointment, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.08.  Non-Reliance on Agent and Other Lenders.  (a)  Each Lender confirms to the Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

 (b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Company and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.09. No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Persons acting as Bookrunners, Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or as a Lender hereunder.

       ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Waivers.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) release all or substantially all of the Collateral in any transaction or series of related transactions, (iv) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties, taken as a whole, to the Lenders, or (iv) amend this Section 9.01 and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following:  (i) increase the Commitment of such Lender, (ii) reduce or forgive the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (iv) change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.06(b) or 2.10(b), Section 19(b) of the Security Agreement or Section 19(4) of the Canadian Security Agreement, respectively; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement, provided, however, notwithstanding clauses (ii) and (iv) of clause (a) above, no consent or waiver or other approval of any Lender shall be required for any release of a

Guaranty or Guaranty Supplement as provided in Section 7.07 or any release of Collateral as provided in Section 9.14 or in any Collateral Document.

SECTION 9.02. Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to any Loan Party, at the address of the Company at 343 State Street, Rochester New York 14650, Attention:  Treasurer with a copy to the same address, Attention: General Counsel, fax number: (585) 724-9549; if to any Lender or Initial Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention:  Bank Loan Syndications Department, fax number: (212) 994-0849; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent, provided that materials required to be delivered pursuant to Section 5.01(h)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Company by the Agent.  All such notices and communications shall, when mailed, telecopied or e-mailed, be effective when deposited in the mails, telecopied, delivered to the delivery service or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

 (b) So long as CUSA or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(h)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com or at such other address as the Agent may give notice to the Borrowers.  The Company and the Lenders agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters provided by, or authorized to be provided by a party to this Agreement relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic platform chosen by the Agent to be its electronic transmission system (the “Platform”).  The Communications shall be subject to the provisions of Section 9.08.  The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c)   Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Costs and Expenses.  (a)  The Company agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration,

modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (B) the reasonable fees and expenses of counsel for the Agent with respect thereto, (C) fees and expenses incurred in connection with the creation, perfection or protection of the liens under the Loan Documents (including all reasonable search, filing and recording fees) and (D) costs associated with insurance reviews, Collateral audits, field exams, collateral valuations and collateral reviews to the extent provided herein, provided, however, the Company shall not be required to pay fees or expenses of more than one counsel in any jurisdiction where the Collateral is located, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto.  The Company further agrees to pay on demand all costs and expenses of the Agent and each Lender, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

 (b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or Letters of Credit or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Company and each Indemnified Party agrees not to assert any claim for special, indirect, consequential or punitive damages against the Company, the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c)      If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a), the applicable Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)     Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured, provided, however, that no such right shall exist against any deposit designated as being for the benefit of any governmental authority.  Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06.  Binding Effect.  This amended and restatement of the Existing Credit Agreement shall become effective in accordance with the Enabling Amendment and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all of the Lenders.

SECTION 9.07.  Assignments and Participations.  (a)  Each Lender may, with the consent of each Issuing Bank (which consent shall not be unreasonably withheld or delayed), and, if demanded by the Company so long as no Default shall have occurred and be continuing and only with respect to any Affected Lender, upon at least five Business Days’ notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it, its participations in Letters of Credit, if any, and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to one or more Facilities, (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of (x) the Revolving Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) the Unissued Letter of Credit Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, in each case, unless the Company and the Agent otherwise agree (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment; provided, however, that (x) only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds with respect to a Lender and (y) in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender.  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations (other than its obligations under Section 9.05 to the extent any claim thereunder relates to an event arising prior to such assignment) under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

 (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Company.

(d)     The Agent shall maintain at its address referred to in Section 9.02 a copy of copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)      Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, provided, however, that any agreement between a Lender and such participant may provide that the Lender will not, without the consent of participant, agree to any such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to the Borrowers received by it from such Lender.

(g)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

SECTION 9.08. Confidentiality.  Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of any Loan Party furnished to the Agent or the Lenders by any Loan Party, including, without limitation (1) earnings and other financial information and forecasts, budgets, projections, plans, (including, without limitation, any confirmations of publicly disclosed advice regarding any material matter); (2) mergers, acquisitions, tender offers, joint ventures or changes in assets; (3) new products or discoveries or developments regarding the Company’s customers or suppliers; (4) changes in control or in management; (5) changes in auditors or auditor notifications to the Company; (6) securities redemptions, splits, repurchase plans, changes in dividends, changes in rights of holders or sales of additional securities; and (7) negative news relating to such matters as physical damage to properties from significant events, loss of significant contractual relationship, material litigation, defaults under contracts or securities, bankruptcy or receivership (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its Affiliates’ managers, administrators, partners, employees, trustees, officers, directors, agents, advisors and other representatives solely for purposes of this Agreement, any Notes and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on terms substantially no less restrictive than those provided herein), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulating authority, such as the National Association of Insurance Commissioners), provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, to the extent permitted by law and practicable under the circumstances, the Agent or such Lender shall provide the Company with prompt notice of such requested disclosure so that the Company may seek a protective order prior to the time when the Agent or such Lender is required to make such disclosure, (iv) subject to this Section 9.08, to any other Lender to this Agreement which has requested such information, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions no less restrictive than those of this Section 9.08, to any assignee or participant or prospective assignee or participant or any pledge referred to in Section 9.07(g), (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, or (B) is or becomes legally available to the Agent or such Lender on a nonconfidential basis from a source other than a Loan Party, provided that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to a Loan Party or any other party with respect to such information, (viii) with the consent of the Company, (ix) to any party hereto and (x) subject to the Agent’s or the applicable Lender’s receipt of an agreement containing provisions no less restrictive than those of this Section, to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference  to the Company and its Obligations, this Agreement or payments hereunder.

SECTION 9.09. Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11.  Jurisdiction.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.12. No Liability of the Issuing Banks.  The Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Company, to the extent of any direct, but not consequential, damages suffered by the Company that the Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence.  In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 9.13.  PATRIOT Act Notice.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act.  Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the PATRIOT Act.

SECTION 9.14.  Release of Collateral; Termination of Loan Documents.  (a)  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral, upon a Subsidiary ceasing to be a Material Subsidiary, and at any time a Loan Party’s guarantee of the obligations under the Loan Documents ceases as provided in Section 7.07, the security interests granted by the Loan Documents with respect to such items of Collateral and/or Loan Party shall immediately terminate and automatically be released, and Agent will, at the Company’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents.

(b)           Upon the latest of (i) the payment in full in cash of all Obligations, (ii) the termination in full of the Commitments and (iii) the latest date of expiration or termination of all Letters of Credit (or receipt by the Agent of an irrevocable notice from each Issuing Bank with a Letter of Credit outstanding that it will not seek to enforce any rights that it has or may have in accordance with Section 2.03 against the Agent or the Lenders), (x) except as otherwise specifically stated in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents shall terminate and be of no further force or effect, (y) the Agent shall release or cause the release of all Collateral from the Liens of the Loan Documents and the Guarantors of all Obligations under each Guaranty, and will, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence the release of Collateral from the assignment and security interest granted under the Collateral Documents and the obligations of the Guarantors and (z) each Lender that has requested and received a Note shall return such Note to the Company marked “cancelled” or “paid in full”; provided, however, that the Lenders’ obligations under Section 9.08 shall continue until the earlier of (x) the date that is three years after the termination of this Agreement and (y) the date that is three months after the latest date that is the subject of the Projections delivered in accordance with Section 5.01(h)(viii), and the Lender’s obligations under this Section 9.14 shall survive until satisfied.

SECTION 9.15.  Judgment.  (a)    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)   The obligation of each Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

SECTION 9.16.  Borrowing Base Amendments.  Notwithstanding anything contained herein to the contrary, no amendment, waiver or consent shall, unless in writing and signed by the Supermajority Lenders, increase the advance rates set forth in the definition of the term “Loan Value”, add new asset categories to the Borrowing Base or otherwise cause the Borrowing Base or availability under the Revolving Credit Facility provided for herein to be increased.

SECTION 9.17. No Fiduciary Duty.  The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Affiliated Lenders”), may have economic interests that conflict with those of the Loan Parties.  The Borrowers agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Affiliated Lenders and the Borrowers, their stockholders or their Affiliates.  The parties hereto hereby acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Affiliated Lenders, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Affiliated Lenders is acting solely as a principal and not the agent or fiduciary of the Borrowers, their management, stockholders, creditors or any other person, (iii) no Affiliated Lender has assumed an advisory or fiduciary responsibility in favor of either Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Affiliated Lender or any of its affiliates has advised or is currently advising either Borrower on other matters) or any other obligation to either Borrower except the obligations expressly set forth in the Loan Documents and (iv) the Borrowers have consulted their own legal and financial advisors to the extent they have deemed appropriate.  The Borrowers further acknowledge and agree that they are responsible for making their own independent judgment with respect to such transactions and the process leading thereto.  The Borrowers agree that they will not claim that any Affiliated Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrowers, in connection with such transaction or the process leading thereto.

SECTION 9.18.  Waiver of Jury Trial.  Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

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